AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT


     This AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT, is entered into as of September 17, 1997, between FOOTHILL CAPITAL CORPORATION, a California corporation ("Foothill"), with a place of business located at 11111 Santa Monica Boulevard, Suite 1500, Los Angeles, California 90025-3333, and NATIONAL-STANDARD COMPANY, an Indiana corporation ("Borrower"), with its chief executive office located at 1618 Terminal Road, Niles, Michigan 49120.


                                R E C I T A L S:

          WHEREAS, Borrower and Foothill are parties to that certain Loan and Security Agreement, dated as of May 24, 1994 (the "Original Loan Agreement"), as amended by that certain Amendment No. One to Loan and Security Agreement, dated as of October 26, 1994, that certain Amendment No. Two to Loan and Security Agreement, dated as of September 1, 1995, that certain Amendment No. Three to Loan and Security Agreement, dated as of March 26, 1996, that certain Amendment No. Four to Loan and Security Agreement, dated as of November 12, 1996, and that certain Amendment No. Five to Loan and Security Agreement, dated as of February 18, 1997 (the Original Loan Agreement, as so amended and as otherwise modified or supplemented from time to time prior to the Closing Date, is referred to herein as the "Existing Loan Agreement");

          WHEREAS, Borrower and Foothill desire to amend and restate the Existing Loan Agreement in its entirety as provided in this Agreement, it being understood that no repayment of the obligations under the Existing Loan Agreement is being effected hereby, but merely an amendment and restatement in accordance with the terms hereof.


                               A G R E E M E N T:


     The parties agree as follows:

     1.   DEFINITIONS AND CONSTRUCTION.

          1.1  Definitions.   As  used in  this Agreement,  the  following terms
shall have the following definitions:

          "Abandoned Equipment" means certain of Borrower's Equipment composing plating and cleaning lines at its Columbiana, Alabama location that it intends to leave in place after it vacates the premises, the principal items of which are described on Schedule A-1 attached hereto.

          "Account Debtor" means any Person who is or who may become obligated under, with respect to, or on account of an Account.

          "Accounts" means all currently existing and hereafter arising accounts, contract rights, and all other forms of obligations owing to Borrower or Guarantor arising out of the sale or lease of goods or the rendition of services by Borrower or Guarantor, irrespective of whether earned by performance, and any and all credit insurance, guaranties, or security therefor.

          "Adjusted Base Rate" means, as of any date of determination, the Base Rate (or, after the first adjustment to the Base Rate as set forth below, the Adjusted Base Rate) in effect immediately prior to such date of determination, as adjusted pursuant to the table set forth below according to the Interest Coverage Ratio of Borrower for the four (4) fiscal quarter period then ended:


If the Interest Coverage Ratio for the four (4) fiscal quarter period then ended is: Then, effective during the period commencing 45 days after the end of the Measurement Period then ended and ending 45 days after the end of the next Measurement Period, the new Adjusted Base Rate shall equal:
greater than four to one (4.00:1.00);   the Minimum Adjusted Base Rate.
less than or equal  to four to one (4.00:1.00), and greater than or equal to two
and one-half to one (2.50:1.00);   the Base Rate.
less than two and one-half to one (2.50:1.00);    the   Maximum  Adjusted   Base
Rate.

          "Affiliate" means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For purposes of this definition, "control" as applied to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract, or otherwise.

          "Agreement"   means  this  Amended  and  Restated  Loan  and  Security
Agreement and any extensions, supplements, amendments, or modifications to or in connection with this Amended and Restated Loan and Security Agreement.

          "Authorized Officer" means any officer of Borrower.

          "Average  Unused Portion of the Maximum Revolving Credit Amount" means
(a) the Maximum Revolving Credit Amount; less (b) (i) the average Daily Balance of advances made by Foothill under Section 2.1 that were outstanding during the immediately preceding month, plus (ii) the average Daily Balance of the undrawn L/Cs and L/C Guarantees issued by Foothill under Section 2.2 that were outstanding during the immediately preceding month.

          "Bankruptcy Code" means the  United States Bankruptcy Code  (11 U.S.C.
Section 101 et seq.), as amended, and any successor statute.

          "Base Rate" means a rate: (a) with respect to all Obligations, other than (i) Pound Advances, (ii) undrawn L/Cs and L/C Guarantees, and (iii) the Obligations evidenced by the Equipment/Real Property Term Note and the New Equipment Term Note, equal to one-half of one (0.50) percentage points above the Reference Rate; and (b) with respect to the Obligations evidenced by the Equipment/Real Property Term Note and the New Equipment Term Note, equal to three-quarters of one (0.75) percentage points above the Reference Rate.

          "Borrower" has the meaning set forth in the preamble to this Agreement.

          "Borrower's Books" means all of Borrower's books and records including: ledgers; records indicating, summarizing, or evidencing Borrower's properties or assets (including the Collateral or the Real Property) or liabilities; all information relating to Borrower's business operations or financial condition; and all computer programs, disc or tape files, printouts, runs, or other computer prepared information, and the equipment containing such information.

          "Borrowing Base" has the meaning set forth in Section 2.1(a). For purposes of this definition, (a) any amount that is denominated in a currency other than (i) Dollars, or (ii) (if and to the extent any Pound Advances are outstanding) Pounds, shall be valued in Dollars based on the applicable Exchange Rate for such currency as of the date one day prior to the date of determination, (b) any amount that is denominated in Dollars or Pounds shall be valued in Dollars, and (c) (if and to the extent any Pound Advances are outstanding) any amount that is denominated in Pounds shall be valued in Pounds.

          "Business Day" means any day which is not a Saturday, Sunday, or other day on which national banks are authorized or required to close.

          "Canadian Collateral" means the collateral that is the subject of the Security Agreement.

          "Canadian  Guarantor"  means  National-Standard  Company  of   Canada,
Limited, a Canadian corporation.

          "Canadian Guaranty" means that certain General Continuing Guaranty dated as of the Original Closing Date by Canadian Guarantor in favor of Foothill and in the form of Exhibit G-1.

          "Change of Control" shall be deemed to have occurred at such time as a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934; exclusive, however, of National-Standard Company Master Investment Trust or National-Standard Company Employees' Stock Savings Trust) becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of more than 15% of the total voting power of all classes of stock then outstanding of Borrower normally entitled to vote in the election of directors.

          "Closing Date" means the date of the first to occur of: the initial revolving advance hereunder, the initial issuance of an L/C or an L/C Guaranty hereunder, the funding of the Equipment/Real Property Term Loan hereunder, or the initial funding under the New Equipment Term Loan Commitment hereunder.

          "Code" means the California Uniform Commercial Code.

          "Collateral" means each of the following: the Accounts of Borrower; Borrower's Books; the Equipment of Borrower; the General Intangibles; the Inventory of Borrower; the Negotiable Collateral; any money, or other assets of Borrower which now or hereafter come into the possession, custody, or control of Foothill; and the proceeds and products, whether tangible or intangible, of any of the foregoing including proceeds of insurance covering any or all of the Collateral and proceeds of letters of credit, and any and all Accounts of Borrower, Borrower's Books, Equipment of Borrower, General Intangibles, Inventory of Borrower, Negotiable Collateral, money, deposit accounts, or other tangible or intangible property resulting from the sale, exchange, collection, or other disposition of any of the foregoing, or any portion thereof or interest therein, and the proceeds thereof.

          "Consignment Agreements" means an agreement, substantially in the form of Exhibit C-1 attached hereto, between Foothill and each vendor that consigns Inventory to Borrower or Canadian Guarantor.

          "Copyright Security Agreement" means a Copyright Security Agreement, substantially in the form of Exhibit C-2 attached hereto, dated as of the Original Closing Date, between Borrower and Foothill.

          "Daily Balance" means the amount of an Obligation owed at the end of a given day.

          "Dollars and $" means and refers to United States of America dollars or such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts in the United States of America.

          "Early Termination Premium" has the meaning set forth in Section 3.6.

          "EBITDA" means, with respect to any fiscal period and without duplication, (a) Net Income for that period, plus (b) Interest Expense for that period, plus (c) the amount of taxes on or measured by income, in each case to the extent deducted from revenues or included in revenues, as the case may be, in the calculation of Net Income for that period, plus (d) depreciation and amortization for that fiscal period, minus (e) (without duplication of amounts under item (a) above) any gain or loss attributable to non-recurring items or not attributable to core operations, minus (f) (without duplication of amounts under item (a) above) costs directly attributable to mergers and acquisitions that are permitted to be considered as operating expenses under GAAP.

          "Eligible  Accounts"  means    Eligible  Domestic  Accounts,  Eligible
Canadian Foreign Accounts, and Eligible UK Foreign Accounts.

          "Eligible  Canadian Finished  Goods Inventory"  means that  portion of
Eligible Inventory consisting of finished goods that are owned by Canadian Guarantor.

          "Eligible Canadian Foreign Accounts" means those Accounts that do not qualify as Eligible Domestic Accounts solely because (a) they are created by Canadian Guarantor instead of Borrower, and (b) (i) the Account Debtor is a resident of Canada instead of the United States of America, or (ii) the payments thereunder are payable in Canadian dollars instead of Dollars.

          "Eligible Canadian Inventory" means that portion of Eligible Inventory consisting of goods that are owned by Canadian Guarantor.

          "Eligible Canadian Raw Materials Inventory" means that portion of Eligible Inventory consisting of raw materials that are owned by Canadian Guarantor.

          "Eligible Canadian Work-in-Process Inventory" means that portion of Eligible Inventory consisting of in-process wire of Canadian Guarantor.

          "Eligible Domestic Accounts" means those Accounts created by Borrower in the ordinary course of business that arise out of Borrower's sale of goods or rendition of services, that strictly comply with all of Borrower's representations and warranties to Foothill, and that are and at all times shall continue to be acceptable to Foothill in all respects; provided, however, that standards of eligibility may be fixed and revised from time to time by Foothill in Foothill's reasonable credit judgment. Eligible Domestic Accounts shall not include the following:

               (a) Accounts that the Account Debtor has failed to pay within ninety (90) days of invoice date or Accounts with selling terms of more than forty-five (45) days;

               (b) Accounts with respect to which the Account Debtor is an officer, employee, Affiliate, or agent of Borrower;

               (c) Accounts with respect to which goods are placed on consignment, guaranteed sale, sale or return, sale on approval, bill and hold, or other terms by reason of which the payment by the Account Debtor may be conditional;

               (d) Accounts with respect to which the Account Debtor is not a resident of the United States, and which are not either (i) covered by credit insurance in form and amount, and by an insurer, satisfactory to Foothill, or
(ii) supported by one or more letters of credit that are assignable by their terms and have been delivered to Foothill in an amount, of a tenor, and issued by a financial institution, acceptable to Foothill;

               (e) Accounts with respect to which the Account Debtor is the United States or any department, agency, or instrumentality of the United States;

               (f) Accounts with respect to which Borrower is or may become liable to the Account Debtor for goods sold or services rendered by the Account Debtor to Borrower;

               (g) Accounts with respect to an Account Debtor whose total obligations owing to Borrower exceed ten percent (10%) of all Eligible Accounts, to the extent of the obligations owing by such Account Debtor in excess of such percentage; provided, however, that, in the case of TRW Safety Systems, Inc., the total obligations owing to Borrower by such Account Debtor must exceed thirty percent (30%) of all Eligible Accounts before the excess would be deemed ineligible; provided further, that, in the case of Goodyear Tire & Rubber Company, or Morton International, Inc., or in the case of any other Account Debtor that is rated 5A1 by Dun & Bradstreet, the total obligations owing to Borrower by such Account Debtor must exceed twenty percent (20%) of all Eligible Accounts before the excess would be deemed ineligible;

               (h) Accounts with respect to which the Account Debtor disputes liability or makes any claim with respect thereto, or is subject to any Insolvency Proceeding, or becomes insolvent, or goes out of business;

               (i) Accounts the collection of which Foothill, in its reasonable credit judgment, believes to be doubtful by reason of the Account Debtor's financial condition;

               (j) Accounts owed by an Account Debtor that has failed to pay fifty percent (50%) or more of its Accounts owed to Borrower within ninety (90) days of the date of the applicable invoices;

               (k)  Accounts that are payable in other than Dollars; and

               (l) Accounts that represent progress payments or other advance billings that are due prior to the completion of performance by Borrower of the subject contract for goods or services.

          "Eligible Domestic Finished Goods Inventory" means that portion of Eligible Inventory consisting of finished goods that are owned by Borrower.

          "Eligible Domestic Raw Materials Inventory" means that portion of Eligible Inventory consisting of raw materials that are owned by Borrower.

          "Eligible Domestic Work-in-Process Inventory" means that portion of Eligible Inventory consisting of woven wire cloth and in-process wire of Borrower.

          "Eligible Inventory" means Inventory consisting of first quality finished goods held for sale in the ordinary course of Borrower's and Canadian Guarantor's respective businesses and raw materials for and work-in-process of such finished goods, that are located at Borrower's and Canadian Guarantor's premises identified on Schedule E-1, are acceptable to Foothill in all respects, and strictly comply with all of Borrower's and Canadian Guarantor's representations and warranties to Foothill. Eligible Inventory shall not include slow moving (i.e., Inventory that was purchased more than one year from the date of determination) or unsaleable items, spare parts, packaging and shipping materials, supplies used or consumed in Borrower's and Canadian Guarantor's respective businesses, Inventory at any location other than those set forth on Schedule E-1, Inventory subject to a security interest or lien in favor of any third Person, bill and hold goods, Inventory that is not subject to Foothill's perfected security interests, returned or defective goods, "seconds," and Inventory acquired on consignment. Eligible Inventory shall be valued at the lower of Borrower's or Canadian Guarantor's, as the case may be, cost or market value, net of the amount, without duplication, of the Reserves.

          "Eligible UK Foreign Account" means any Account of NSC-UK: (a) that does not qualify as an Eligible Domestic Account solely because of one or more of the following three reasons: (x) such Account is an Account of NSC-UK rather than of Borrower; (y) such Account is payable other than in Dollars; or (z) such Account is excluded from "Eligible Domestic Accounts" by virtue of the exclusion contained in clause (d) of such definition; and (b) with respect to which one or more of the following is applicable: (i) both (A) the Account Debtor is a resident of the United States of America, England, Scotland, Wales, Northern Ireland, or the Republic of Ireland, and (B) the obligations of the Account Debtor thereunder are payable in the official currency of one or more of the United States of America, England, Scotland, Wales, Northern Ireland, or the Republic of Ireland; (ii) such Account is supported by one or more letters of credit satisfactory to Foothill in its sole discretion which letters of credit have been assigned and delivered to Foothill in a manner acceptable to Foothill in its sole discretion; (iii) such Account is supported by credit insurance satisfactory to Foothill in its sole discretion which credit insurance has been assigned to Foothill by means of an assignment satisfactory to Foothill in its sole discretion; or (iv) such Account otherwise has been determined by Foothill to be acceptable to Foothill as an Eligible UK Foreign Account in Foothill's sole discretion.

          "Environmental Laws" means any and all federal, state, and local laws, statutes, ordinances, codes, regulations, rules, and other governmental restrictions or requirements relating to the indoor or outdoor environment, health, or safety, including the Federal Solid Waste Disposal Act, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976, the federal Comprehensive Environmental Response,
Compensation and Liability Act of 1980, the Federal Hazardous Materials Transportation Act and the Federal Occupational Safety and Health Act of 1970, and equivalent state and local statutes as now or at any time hereafter in effect.

          "Equipment" means all of Borrower's and Guarantor's present and hereafter acquired machinery, machine tools, motors, equipment, furniture, furnishings, fixtures, vehicles (including motor vehicles and trailers), tools, parts, dies, jigs, goods (other than consumer goods, farm products, or Inventory), wherever located, and any interest of Borrower or Guarantor in any of the foregoing, and all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing, wherever located.

          "Equipment/Real Property Term Loan" means the term loan made, or to be made, by Foothill to Borrower pursuant to the terms of Section 2.3(a) hereof.

          "Equipment/Real  Property Term  Note"  has the  meaning  set forth  in
Section 2.3(a) hereof.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, or any predecessor, successor, or superseding laws of the United States of America, together with all regulations promulgated thereunder.

          "ERISA Affiliate" means any trade or business (whether or not incorporated) which, within the meaning of Section 414 of the IRC, is:
(i) under common control with Borrower; (ii) treated, together with Borrower, as a single employer; (iii) treated as a member of an affiliated service group of which Borrower is also treated as a member; or (iv) is otherwise aggregated with the Borrower for purposes of the employee benefits requirements listed in IRC
Section 414(m)(4).

          "ERISA Event" shall mean any one or more of the following: (i) a Reportable Event with respect to a Qualified Plan or a Multiemployer Plan;
(ii) a Prohibited Transaction with respect to any Plan; (iii) a complete or partial withdrawal by Borrower or any ERISA Affiliate from a Multiemployer Plan;
(iv) the complete or partial withdrawal of Borrower or an ERISA Affiliate from a Qualified Plan during a plan year in which it was, or was treated as, a "substantial employer" as defined in Section 4001(a)(2) of ERISA; (v) a failure to make full payment when due of all amounts which, under the provisions of any Plan or applicable law, Borrower or any ERISA Affiliate is required to make that is not the subject of a waiver by the Department of Labor; (vi) the filing of a notice of intent to terminate, or the treatment of a plan amendment as a termination, under Sections 4041 or 4041A of ERISA; (vii) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Qualified Plan or Multiemployer Plan; (viii) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under
Section 4007 of ERISA, upon Borrower or any ERISA Affiliate; and (ix) a violation of the applicable requirements of Sections 404 or 405 of ERISA, or the exclusive benefit rule under Section 403(c) of ERISA, by any fiduciary or disqualified person with respect to any Plan for which Borrower or any ERISA Affiliate may be directly or indirectly liable.

          "Event of Default" has the meaning set forth in Section 8.

          "Exchange Rate" means and refers to the nominal rate of exchange available to Foothill in a chosen foreign exchange market for the purchase by Foothill at 12:00 noon, local time, one Business Day prior to any date of determination, expressed as the number of units of such currency per one (1) Dollar.

          "Existing Loan Agreement" has the meaning set forth in the Recitals to this Agreement.

          "Existing Warrant" means that certain Warrant Purchase Agreement, dated as of the Original Closing Date, between Borrower and Foothill and in the form of Exhibit W-1.

          "FEIN" means Federal Employer Identification Number.

          "Foothill" has the meaning set forth in the preamble to this Agreement.

          "Foothill Expenses" means all: costs or expenses (including taxes, photocopying, notarization, telecommunication and insurance premiums) required to be paid by Borrower or Guarantor under any of the Loan Documents that are paid or advanced by Foothill; documentation, filing, recording, publication, appraisal (including periodic Worldwide Collateral or Real Property appraisals), real estate survey, environmental audit, and search fees assessed, paid, or incurred by Foothill in connection with Foothill's transactions with Borrower or Guarantor; costs and expenses incurred by Foothill in the disbursement of funds to Borrower (by wire transfer or otherwise); charges paid or incurred by Foothill resulting from the dishonor of checks; costs and expenses paid or incurred by Foothill to correct any default or enforce any provision of the Loan Documents, or in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Worldwide Collateral or the Real Property, or any portion thereof, irrespective of whether a sale is consummated; reasonable costs and expenses paid or incurred by Foothill in examining Borrower's Books, or Guarantor's Books (as that term is defined in the Canadian Guaranty), or the books and records of NSC-UK; costs and expenses of third party claims or any other suit paid or incurred by Foothill in enforcing or defending the Loan Documents; and Foothill's reasonable attorneys fees and expenses incurred in advising, structuring, drafting, reviewing, administering, amending, terminating, enforcing (including reasonable attorneys fees and expenses incurred in connection with a "workout," a "restructuring," or an Insolvency Proceeding concerning Borrower or any guarantor of the Obligations), defending, or concerning the Loan Documents, irrespective of whether suit is brought.

          "GAAP" means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

          "General Intangibles" means all of Borrower's present and future general intangibles and other personal property (including contract rights, rights arising under common law, statutes, or regulations, choses or things in action, goodwill, patents, trade names, trademarks, servicemarks, copyrights, blueprints, drawings, purchase orders, customer lists, monies due or recoverable from pension funds, route lists, rights to payment and other rights under any royalty or licensing agreements, infringements, claims, computer programs, computer discs, computer tapes, literature, reports, catalogs, deposit accounts, insurance premium rebates, tax refunds, and tax refund claims), other than goods, Accounts, and Negotiable Collateral.

          "Guarantor" means Canadian Guarantor, and NSC-UK, and each of them, and any one or more of them, jointly and severally, and their successors and permitted assigns.

          "Guaranty"   means    the   Canadian    Guaranty   and    the   NSC-UK
Guaranty/Debenture, collectively and individually.

          "Hazardous Materials" includes any flammable or explosive material, radioactive material, hazardous waste, or hazardous or toxic substance or chemical as defined in any Environmental Law, including petroleum, crude oil, and fractions derived therefrom.

          "Indebtedness" shall mean: (a) all obligations of Borrower for borrowed money; (b) all obligations of Borrower evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations of Borrower in respect of letters of credit, letter of credit guaranties, bankers acceptances, interest rate swaps, controlled disbursement accounts, or other financial products; (c) all obligations under capital leases; (d) all obligations or liabilities of others secured by a lien or security interest on any property or asset of Borrower, irrespective of whether such obligation or liability is assumed; and (e) any obligation of Borrower guaranteeing or intended to guarantee (whether guaranteed, endorsed, co-made, discounted, or sold with recourse to Borrower) any indebtedness, lease, dividend, letter of credit, or other obligation of any other Person.

          "Insolvency Proceeding" means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

          "Interest Coverage Ratio" means, as of the last day of any four consecutive fiscal quarter period, the ratio obtained by dividing (a) EBITDA, by
(b) Interest Paid.

          "Interest Expense" means, as of the last day of any fiscal period, the sum of all interest, fees, charges, and related expenses paid or payable for that fiscal period to a lender in connection with borrowed money or the deferred purchase price of assets that is to be treated as interest in accordance with GAAP.

          "Interest Paid" means, as of the last day of any fiscal period, the sum of all interest, fees, charges, and related expenses paid for that fiscal period to a lender in connection with borrowed money or the deferred purchase price of assets that is to be treated as interest in accordance with GAAP.

          "Inventory" means all present and future inventory in which Borrower or Guarantor has any interest, including goods held for sale or lease or to be furnished under a contract of service and all of Borrower's and Guarantor's present and future raw materials, work in process, finished goods, and packing and shipping materials, wherever located, and any documents of title representing any of the above.

          "Investment Property" means "investment property" as that term is defined in Section 9115 of the Code.

          "IRC" means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

          "Joint Venture" means the joint venture formed pursuant to that certain Joint Venture Agreement by and among Borrower, Toyota Tsusho America, Fujita Kanaami, Mr. H. Igarashi, and Mr. H. Hino.

          "L/C" has the meaning set forth in Section 2.2(a).

          "L/C Guaranty" has the meaning set forth in Section 2.2(a).

          "LIBOR Supplement" means that certain LIBOR Supplement, dated as of the date hereof, between Borrower and Foothill, a copy of which is attached hereto as Exhibit L-1.

          "Loan Documents" means this Agreement, the Lockbox Agreements, the Mortgages, the Patent Collateral Assignment, the Trademark Security Agreement, the Copyright Security Agreement, the Stock Pledge Agreement, the Equipment/Real Property Term Note, the New Equipment Term Note, any other note or notes executed by Borrower and payable to Foothill, the Canadian Guaranty, the Security Agreement, the NSC-UK Guaranty/Debenture, the NSC-UK Subordination Agreement, the NSPFTL Intercreditor Agreement, the Warrant, the Reaffirmation Agreement, and any other agreement entered into in connection with this Agreement.

          "Lockbox Account" shall mean the depositary account established pursuant to the respective Lockbox Agreement.

          "Lockbox Agreements" those certain Lockbox Operating Procedural Agreements and those certain Depository Account Agreements, in form and substance satisfactory to Foothill, each of which is among Borrower or Guarantor, as applicable, Foothill, and one of the Lockbox Banks. Without limiting the generality of the foregoing, the UK Lockbox Agreement is a Lockbox Agreement.

          "Lockbox Banks" means, in the United States, NBD and Comerica Bank, in Canada, RBC, and, in England, the UK Lockbox Bank.

          "Machinery and Equipment" means any Equipment other than that which is purchased with, or financed by, the proceeds of a New Equipment Term Loan.

          "Maturity Date" means October 1, 2000.

          "Maximum Adjusted Base Rate" means a rate: (a) with respect to all Obligations other than undrawn L/Cs and L/C Guarantees and the Obligations evidenced by the Equipment/Real Property Term Note and the New Equipment Term Note, equal to three-quarters of one (0.75) percentage points above the Reference Rate; and (b) with respect to the Obligations evidenced by the Equipment/Real Property Term Note and the New Equipment Term Note, one (1.00) percentage points above the Reference Rate.

          "Maximum Amount" means the sum of (a) the Maximum Revolving Credit Amount, plus (b) the outstanding Obligations under the Equipment/Real Property Term Loan, plus (c) the New Equipment Term Loan Commitment.

          "Maximum Revolving Credit Amount" means Thirty Five Million Dollars ($35,000,000).

          "Measurement Period" means any of the following periods: (a) the two-quarter period ending December 31, 1997; (b) the two-quarter period ending June 30, 1998; (c) the two-quarter period ending December 31, 1998; (d) the two-quarter period ending June 30, 1999; (e) the two-quarter period ending December 31, 1999; (e) the two-quarter period ending June 30, 2000; and (f) the "stub" (i.e., less than two-quarter) period commencing July 1, 2000 and ending on the Maturity Date.

          "Midland Bank" means Midland Bank plc of England.

          "Midland Bank Payoff Amount" means the aggregate amount necessary to repay in full all obligations of NSC-UK to Midland Bank on the Old Fourth Amendment Closing Date, as specified in the Midland Bank Payoff Letter.

          "Midland Bank Payoff Letter" means a letter from Midland Bank to NSC-UK, Borrower, and Foothill, dated as of the Old Fourth Amendment Closing Date, or a date not more than seven days prior thereto, in form and substance satisfactory to Foothill, setting forth the Midland Bank Payoff Amount as of the Old Fourth Amendment Closing Date and containing the irrevocable agreement of Midland Bank to release any liens, encumbrances, charges, pledges, or other claims of Midland Bank on the property or assets of NSC-UK immediately upon receipt of the Midland Bank Payoff Amount on the Old Fourth Amendment Closing Date.

          "Minimum Adjusted Base Rate" means a rate: (a) with respect to all Obligations other than undrawn L/Cs and L/C Guarantees and the Obligations evidenced by the Equipment/Real Property Term Note and the New Equipment Term Note, equal to one-quarter of one (0.25) percentage points above the Reference Rate; and (b) with respect to the Obligations evidenced by the Equipment/Real Property Term Note and the New Equipment Term Note, equal to one-half of one (0.50) percentage points above the Reference Rate.

          "Mortgages" means one or more mortgages, deeds of trust, or deeds to secure debt, executed by Borrower in favor of Foothill, the form and substance of which shall be satisfactory to Foothill, that encumber the Real Property and the related improvements thereto.

          "Multiemployer Plan" shall mean a multiemployer plan as defined in Sections 3(37) or 4001(a)(3) of ERISA or Section 414 of the IRC in which employees of Borrower or an ERISA Affiliate participate or to which Borrower or any ERISA Affiliate contribute or are required to contribute.

          "NBD" means NBD Bank, N.A., a national banking association.

          "Negotiable Collateral" means all of Borrower's present and future letters of credit, notes, drafts, instruments, Investment Property, certificated and uncertificated securities (including the shares of stock of subsidiaries of Borrower), documents, personal property leases (wherein Borrower is the lessor), chattel paper, and Borrower's Books relating to any of the foregoing.

          "Net Income" means, with respect to any fiscal period, the consolidated net income from continuing operations before extraordinary items of Borrower and its Subsidiaries for that period, determined in accordance with GAAP.

          "New Equipment" means any Equipment that is purchased with, or financed by, the proceeds of a New Equipment Term Loan.

          "New Equipment Term Loan" means one or more of the term loans made, or to be made, by Foothill to Borrower pursuant to the terms of Section 2.3(c) hereof.

          "New Equipment Term Loan Commitment" means, as of any date of determination, the lesser of: (a) the sum of (i) Five Million Dollars ($5,000,000) PLUS (ii) the aggregate amount of principal paid in respect of the Equipment/Real Property Term Loan since the Closing Date pursuant to Section 2.3(b); and (b) Ten Million Dollars ($10,000,000).

          "New Equipment Term Note" has the meaning set forth in Section 2.3(c) hereof.

          "NSC-UK" means National-Standard Company, Ltd., a company organized under the laws of England.

          "NSC-UK Guaranty/Debenture" means a Guarantee and Debenture, dated as of the Old Fourth Amendment Closing Date, executed by NSC-UK in favor of Foothill and governed by the laws of England, in form (including in registrable form) and substance satisfactory to Foothill and its English counsel, pursuant to which NSC-UK guarantees the payment and performance of all Obligations of Borrower to Foothill and grants fixed and floating charges in favor of Foothill on all property and assets of NSC-UK to secure all present and future Obligations of NSC-UK to Foothill.

          "NSC-UK Subordination Agreement" means a written subordination agreement entered into between Borrower and Foothill, and acknowledged and consented to by NSC-UK, dated as of the Old Fourth Amendment Closing Date and governed by the laws of California, in form and substance satisfactory to Foothill and its California counsel, pursuant to which the payment of all present and future obligations of NSC-UK to Borrower is expressly subordinated to the payment and performance of present and future Obligations of NSC-UK to Foothill, and pursuant to which Borrower agrees that the present and future obligations of NSC-UK to Borrower shall be and remain unsecured, evidenced by book account entries, and not evidenced by a promissory note or negotiable instrument.

          "NSPFTL" means National-Standard Pension Fund Trustees Limited.

          "NSPFTL Intercreditor Agreement" means a Priorities Deed, in form and substance satisfactory to Foothill and its counsel, among Foothill, NSPFTL, and NSC-UK in respect of, among other things, the relative priorities of the respective charges of Foothill and NSPFTL against the UK Collateral.

          "Obligations" means all loans, advances, debts, principal, interest (including any interest that, but for the provisions of the Bankruptcy Code, would have accrued), contingent reimbursement obligations owing to Foothill under any outstanding L/Cs or L/C Guarantees, premiums (including Early Termination Premiums), liabilities (including all amounts charged to Borrower's loan account pursuant to any agreement authorizing Foothill to charge Borrower's loan account), obligations, fees, lease payments, guaranties, covenants, and duties owing by Borrower or Guarantor to Foothill of any kind and description (whether pursuant to or evidenced by the Loan Documents, by any note or other instrument (including the Equipment/Real Property Term Note and the New Equipment Term Note), or pursuant to any other agreement between Foothill and Borrower, and irrespective of whether for the payment of money), whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including any debt, liability, or obligation owing from Borrower to others that Foothill may have obtained by assignment or otherwise, and further including all interest not paid when due and all Foothill Expenses that Borrower or Guarantor is required to pay or reimburse by the Loan Documents, by law, or otherwise.

          "Old Foothill Term Loan Agreement" means that certain Term Loan and Security Agreement, dated as April 10, 1991, between Foothill and Borrower, as amended, restated, supplemented, or otherwise modified from time to time.

          "Old First Amendment Closing Date" means September 1, 1995.

          "Old Fourth Amendment Closing Date" means November 12, 1996.

          "Old Fourth Amendment Closing Date Midland Bank Disbursement Instruction Letter" means a letter of instruction from Borrower and NSC-UK to Foothill, dated as of the Old Fourth Amendment Closing Date, in form and substance satisfactory to Foothill, instructing Foothill to disburse the Midland Bank Payoff Amount to Midland Bank in accordance with the instructions contained in the Midland Bank Payoff Letter, for the account of NSC-UK with respect to the concurrent intercompany loan to it by Borrower in such amount, and for the account of Borrower with respect to the advance being made to it in such amount by Foothill under the Agreement on the Old Fourth Amendment Closing Date.

          "Original Closing Date" means May 24, 1994.

          "Original Closing Date UK Investment Amount" means Seven Million Three Hundred Twenty One Thousand Dollars ($7,321,000).

          "Original Loan Agreement" has the meaning set forth in the Recitals to this Agreement.

          "Overadvance" has the meaning set forth in Section 2.4.

          "Participant"  means  any  Person,   other  than  Foothill,  that  has
committed to provide a portion of the financing contemplated herein.

          "Patent  Security  Agreement"  means  a  Patent   Security  Agreement,
substantially in the form of Exhibit P-1 attached hereto, dated as of the Original Closing Date, between Borrower and Foothill.

          "PBGC" means the Pension Benefit Guaranty Corporation as defined in Title IV of ERISA, or any successor thereto.

          "Permitted Liens" means: (a) liens and security interests held by Foothill; (b) liens for unpaid taxes that are not yet due and payable and liens for taxes (other than those that give rise to a tax lien that has priority over the security interests of Foothill in and to the Collateral) that are the subject of a good faith Permitted Protest; (c) liens and security interests set forth on Schedule P-1 attached hereto; (d) purchase money security interests and liens of lessors under capital leases to the extent that the acquisition or lease of the underlying asset was permitted under Section 7.10, and so long as the security interest or lien only secures the purchase price of the asset; (e) easements, rights of way, reservations, covenants, conditions, restrictions, zoning variances, and other similar encumbrances that do not materially interfere with the use or value of the property subject thereto; (f) obligations and duties as lessee under any lease existing on the date of this Agreement; (g) mechanics', materialmen's, warehousemen's, or similar liens that arise by operation of law; (h) exceptions listed in the title insurance or commitment therefor to be delivered by Borrower hereunder in respect of the Real Property; and (i) liens incurred in the ordinary course of business in connection with worker's compensation, unemployment insurance, or other forms of governmental insurance or benefits or to secure performance of tenders, statutory obligations, leases, and contracts (other than for borrowed money) entered into in the ordinary course of business.

          "Permitted Protest" means the right of Borrower to protest any lien, tax, rental payment, or other charge, other than any such lien or charge that secures the Obligations, provided (i) a reserve with respect to such obligation is established on the books of Borrower in an amount that is reasonably satisfactory to Foothill, (ii) any such protest is instituted and diligently prosecuted by Borrower in good faith, and (iii) Foothill is satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of the liens or security interests of Foothill in and to the property or assets of Borrower.

          "Person" means and includes natural persons, corporations, limited
partnerships,  general  partnerships,  joint  ventures,  trusts,  land   trusts,
business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

          "Plan" means an employee benefit plan (as defined in Section 3(3) of ERISA) which Borrower or any ERISA Affiliate sponsors or maintains or to which Borrower or any ERISA Affiliate makes, is making, or is obligated to make contributions, including any Multiemployer Plan or Qualified Plan.

          "Pound  Advance   Supplement"  means   that   certain  Pound   Advance
Supplement, dated as of the date hereof, between Borrower and Foothill, a copy of which is attached hereto as Exhibit P-2.

          "Pound Advances" means revolving advances made in Pounds instead of Dollars under this Agreement and the Pound Advance Supplement.

          "Pounds and [symbol]" means and refers to United Kingdom pounds sterling or such coin or currency of the United Kingdom as at the time of payment shall be legal tender for the payment of public and private debts in the United Kingdom.

          "Prohibited Transaction" means any transaction described in Section 406 of ERISA which is not exempt by reason of Section 408 of ERISA, and any transaction described in Section 4975(c) of the IRC which is not exempt by reason of Section 4975(c) of the IRC.

          "Projections" means Borrower's forecasted consolidated and consolidating: (a) balance sheets; (b) profit and loss statements; and (c) cash flow statements, all prepared on a basis consistent with Borrower's historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.

          "Proportionate Value of the New Equipment" means, in connection with a sale or other disposition of Machinery and Equipment and New Equipment, but no Real Property, the amount derived by (a) determining the liquidation value of the subject Machinery and Equipment (as such value has been estimated by an auctioneer selected by Foothill), (b) determining the liquidation value of the subject New Equipment (as such value has been estimated by an auctioneer selected by Foothill), (c) determining the percentage produced by dividing the amount of (b) by the sum of (a) plus (b), and (d) multiplying the percentage determined in (c) times the aggregate net proceeds of such sale or other disposition.

          "Proportionate Value of the Real Property" means, in connection with a sale or other disposition of Machinery and Equipment or New Equipment, on the one hand, and Real Property, on the other hand, the amount derived by (a) determining the liquidation value of the subject Machinery and Equipment or New Equipment, as applicable (as such value or values have been estimated by an auctioneer selected by Foothill), (b) determining the liquidation value of the subject Real Property (as such value has been estimated by an auctioneer selected by Foothill), (c) determining the percentage produced by dividing the amount of (b) by the sum of (a) plus (b), and (d) multiplying the percentage determined in (c) times the aggregate net proceeds of such sale or other disposition.

          "Qualified Plan" means a pension plan (as defined in Section 3(2) of ERISA) intended to be tax-qualified under Section 401(a) of the IRC which Borrower or any ERISA Affiliate sponsors, maintains, or to which any such person makes, is making, or is obligated to make, contributions, or, in the case of a multiple-employer plan (as described in Section 4064(a) of ERISA), has made contributions at any time during the immediately preceding period covering at least five (5) plan years, but excluding any Multiemployer Plan.

          "RBC" means The Royal Bank of Canada.

          "Real Property" means the parcel or parcels of real property and the related improvements thereto identified on Schedule R-1, and any parcels of real property hereafter acquired by Borrower.

          "Reference Rate" means the variable rate of interest, per annum, most recently announced by Norwest Bank Minnesota, National Association, or any successor thereto, as its "base rate," irrespective of whether such announced rate is the best rate available from such financial institution.

          "Reportable Event" shall mean any event described in Section 4043 (other than Subsections (b)(7) and (b)(9)) of ERISA.

          "Reaffirmation Agreement" means the Reaffirmation Agreement, dated as of the Closing Date, by Borrower and Guarantor, in the form of Exhibit R-1 attached hereto, pursuant to which each of Borrower and Guarantor reaffirms its obligations under the Loan Documents to which it is party (including any guaranties and grants of security interests in favor of Foothill) notwithstanding the amendment and restatement of the Existing Loan Agreement effected by this Agreement.

          "Real Property Reserve" means an amount, determined by Foothill in its reasonable discretion, sufficient to discharge any liens, charges, or encumbrances against the Real Property that have, or are claimed to have, priority over the liens created under the Mortgages in favor of Foothill.

          "Relevant Closing Date" means, with respect to Borrower and Canadian Guarantor, the Original Closing Date, and, with respect to NSC-UK, the Old Fourth Amendment Closing Date.

          "Reserves" means the shrinkage reserve, the obsolescence reserve, and the reconciliation variance, in amounts deemed satisfactory by Foothill in its reasonable judgment.

          "Security Agreement" means that certain Security Agreement, dated as of the Original Closing Date, between Guarantor and Foothill and in the form of Exhibit S-1.

          "Solvent" means, with respect to any Person on a particular date, that on such date (a) at fair valuations, all of the properties and assets of such Person are greater than the sum of the debts, including contingent liabilities, of such Person, (b) the present fair salable value of the properties and assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its properties and assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts beyond such Person's ability to pay as such debts mature, and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's properties and assets would constitute unreasonably small capital after giving due consideration to the prevailing practices in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that reasonably can be expected to become an actual or matured liability. In computing the amount of liabilities at any time, there shall not be included in liabilities the liabilities for retiree health care benefits that are attributable to years that have yet to begin, irrespective of whether GAAP requires such future health care benefits to be treated as a liability.

          "Stock Pledge Agreement" means a Security Agreement-Stock Pledge, substantially in the form of Exhibit S-1 attached hereto, dated as of the Original Closing Date, between Borrower and Foothill.

          "Term Loans" means, collectively, the Equipment/Real Property Term Loan and the New Equipment Term Loan.

          "Trademark Security Agreement" means a Trademark Security Agreement, substantially in the form of Exhibit T-1 attached hereto, dated as of the Original Closing Date, between Borrower and Foothill.

          "UK Borrowing Base Component" means, as of any date of determination, the lowest of (a) eighty-five percent (85%) of the amount of Eligible UK Foreign Accounts, (b) Five Million Dollars ($5,000,000), and (c) (if and to the extent any Pound Advances are outstanding) the Pounds equivalent of Five Million Dollars ($5,000,000) determined at the Exchange Rate in respect of Pounds applicable pursuant to the Pound Advance Supplement.

          "UK Collateral" means all property and assets of NSC-UK subject to charges in favor of Foothill pursuant to the NSC-UK Debenture.

          "UK Lockbox Bank" means Midland Bank or such other bank in England that is mutually acceptable to NSC-UK, Borrower, and Foothill, with which a Lockbox Account is maintained, and that is a party to the UK Lockbox Agreement.

          "UK Lockbox Agreement" means an agreement among Foothill, the UK Lockbox Bank, and NSC-UK, in form and substance satisfactory to each of them, with respect to the establishment and maintenance of a Lockbox Account for Foothill with respect to NSC-UK.

          "Unfunded Benefit Liability" means the excess of a Plan's benefit liabilities (as defined in Section 4001(a)(16) of ERISA) over the current value of such Plan's assets, determined in accordance with the assumptions used by the Plan's actuaries for funding the Plan pursuant to Section 412 of the IRC for the applicable plan year.

          "Voidable Transfer" has the meaning set forth in Section 15.8.

          "Warrant" means the Existing Warrant, as amended by the Warrant Amendment.

          "Warrant Amendment" means that certain Amendment Number One to Warrant Purchase Agreement, dated as of the Closing Date, between Borrower and Foothill and in the form of Exhibit W-2, whereby Borrower agrees to extend the end of the term of the Warrant from October 31, 1997 to October 31, 2001.

          "Worldwide Collateral" means the Collateral, the Canadian Collateral, and the UK Collateral.


          1.2 ACCOUNTING TERMS. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. When used herein, the term "financial statements" shall include the notes and schedules thereto. Whenever the term "Borrower" is used in respect of a financial covenant or a related definition, it shall be understood to mean Borrower on a consolidated basis unless the context clearly requires otherwise.

          1.3 CODE. Any terms used in this Agreement that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein.

          1.4 CONSTRUCTION. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the term "including" is not limiting, and the term "or" has, except where otherwise indicated, the inclusive meaning represented by the phrase "and/or." The words "hereof," "herein," "hereby," "hereunder," and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Section, subsection, clause, schedule, and exhibit references are to this Agreement unless otherwise specified. Any reference in this Agreement or in the Loan Documents to this Agreement or any of the Loan Documents shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, and supplements, thereto and thereof, as applicable.

          1.5  SCHEDULES AND  EXHIBITS.    All  of the  schedules  and  exhibits
attached to this Agreement shall be deemed incorporated herein by reference.

     2.   LOAN AND TERMS OF PAYMENT.

          2.1 REVOLVING ADVANCES. (a) Subject to the terms and conditions of this Agreement, Foothill agrees to make revolving advances to Borrower in an amount not to exceed the lesser of (1) the Borrowing Base, or (2) an amount equal to Borrower's and Guarantor's aggregate cash collections with respect to Accounts for the immediately preceding ninety (90) day period. For purposes of this Agreement, "Borrowing Base", as of any date of determination, shall mean:

                    (i) an amount equal to the sum of: (A) eighty-five percent (85%) of the amount of Eligible Domestic Accounts; (B) the lesser of (1) eighty-five percent (85%) of the amount of Eligible Canadian Foreign Accounts, and (2) Two Million Dollars ($2,000,000); and (C) the UK Borrowing Base Component; plus

                    (ii) an amount equal to the least of (A) the sum of: (1)(x) sixty percent (60%) of the amount of Eligible Domestic Finished Goods Inventory,
(y) fifty percent (50%) of the amount of Eligible Domestic Raw Material Inventory, and (z) fifty percent (50%) of the amount of Eligible Domestic Work-in-Process Inventory; plus (2) the lesser of (a) the sum of (x) sixty percent (60%) of the amount of Eligible Canadian Finished Goods Inventory, (y) fifty percent (50%) of the amount of Eligible Canadian Raw Material Inventory, and (z) fifty percent (50%) of the amount of Eligible Canadian Work-in-Process Inventory, and (b) One Million Dollars ($1,000,000); (B) the amount of credit availability created by Section 2.1(a)(i) above; and (C) Fifteen Million Dollars ($15,000,000); minus

                    (iii) the amount of the Real Property Reserve.

               (b) Anything to the contrary in subsection (a) above notwithstanding, Foothill may reduce its advance rates based upon Eligible Domestic Accounts, Eligible Canadian Foreign Accounts, Eligible Domestic Finished Goods Inventory, Eligible Domestic Raw Material Inventory, Eligible Work-In-Process Inventory, Eligible Canadian Finished Goods Inventory, Eligible Canadian Raw Material Inventory, or Eligible Canadian Work-In-Process Inventory without declaring an Event of Default if it determines, in its reasonable discretion, that there is a material impairment of the prospect of repayment of all or any portion of the Obligations or a material impairment of the value or priority of Foothill's security interests in the Collateral.

               (c) Foothill shall have no obligation to make advances hereunder to the extent they would cause the outstanding Obligations under this Section
2.1 to exceed the Maximum Revolving Credit Amount. Foothill shall have no obligation to make advances under this Section 2.1 to the extent they would cause the outstanding Obligations to exceed the Maximum Amount.


               (d) Foothill is authorized to make advances under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Officer of Borrower or, without instructions, if pursuant to
Section 2.5(d). Borrower agrees to establish and maintain a single designated deposit account for the purpose of receiving the proceeds of the advances requested by Borrower and made by Foothill hereunder. Unless otherwise agreed by Foothill and Borrower, any advance requested by Borrower and made by Foothill hereunder shall be made to such designated deposit account. Amounts borrowed pursuant to this Section 2.1 may be repaid without penalty or premium and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement.

               (e) With respect to the revolving advances made hereunder supported solely and directly by the UK Borrowing Base Component, Borrower shall have the "Pound Advances Option", as defined in and subject to the terms and conditions of the Pound Advances Supplement, which by this reference hereby is incorporated herein in full and made a part hereof.


          2.2  LETTERS OF CREDIT AND LETTER OF CREDIT GUARANTEES.

               (a) Subject to the terms and conditions of this Agreement, Foothill agrees to issue commercial or standby letters of credit for the account of Borrower (each, an "L/C") or to issue standby letters of credit or guarantees of payment (each such letter of credit or guaranty, an "L/C Guaranty") with respect to commercial or standby letters of credit issued by another Person for the account of Borrower in an aggregate face amount not to exceed the lesser of:
(i)  the Borrowing  Base less  the amount  of advances  outstanding pursuant  to
Section 2.1, and (ii) Four Million Dollars ($4,000,000). Borrower expressly understands and agrees that Foothill shall have no obligation to arrange for the issuance by other financial institutions of L/Cs that are to be the subject of L/C Guarantees. Borrower and Foothill acknowledge and agree that certain of the L/Cs that are to be the subject of L/C Guarantees may be outstanding on the Original Closing Date. Each L/C and each letter of credit that is the subject of an L/C Guaranty shall have an expiry date no later than twenty (20) days prior to the date on which this Agreement is scheduled to terminate under
Section 3.4 hereof (without regard to any potential renewal term) and all such L/Cs and letters of credit (and the applicable L/C Guarantees) shall be in form and substance acceptable to Foothill in its sole discretion. Foothill shall not have any obligation to issue L/Cs or L/C Guarantees to the extent that the face amount of all outstanding L/Cs and L/C Guarantees, plus the amount of advances outstanding pursuant to Section 2.1, would exceed the Maximum Revolving Credit Amount. The L/Cs and the L/C Guarantees issued under this Section 2.2 shall be used by Borrower, consistent with this Agreement, for its general working capital purposes or to support its obligations with respect to workers' compensation premiums or other similar obligations. If Foothill is obligated to advance funds under an L/C or L/C Guaranty, the amount so advanced immediately shall be deemed to be an advance made by Foothill to Borrower pursuant to
Section 2.1 and, thereafter, shall bear interest at the rates then applicable under Section 2.5(a)(i) or Section 2.5(b)(i), as applicable.

               (b) Borrower hereby agrees to indemnify, save, defend, and hold Foothill harmless from any loss, cost, expense, or liability, including payments made by Foothill, expenses, and reasonable attorneys fees incurred by Foothill arising out of or in connection with any L/Cs or L/C Guarantees, except to the extent that such loss, cost, expense, or liability was caused by the gross negligence or wilful misconduct of Foothill. Borrower agrees to be bound by the issuing bank's regulations and interpretations of any letters of credit guarantied by Foothill and opened to or for Borrower's account or by Foothill's interpretations of any L/C issued by Foothill to or for Borrower's account, even though this interpretation may be different from Borrower's own, and Borrower understands and agrees that Foothill shall not be liable for any error, negligence, or mistakes, whether of omission or commission, in following Borrower's instructions or those contained in the L/Cs or any modifications, amendments, or supplements thereto. Borrower understands that the L/C Guarantees may require Foothill to indemnify the issuing bank for certain costs or liabilities arising out of claims by Borrower against such issuing bank. Borrower hereby agrees to indemnify, save, defend, and hold Foothill harmless with respect to any loss, cost, expense (including attorneys fees), or liability incurred by Foothill under any L/C Guaranty as a result of Foothill's indemnification of any such issuing bank, except to the extent that such loss, cost, expense, or liability was caused by the gross negligence or wilful misconduct of Foothill.

               (c) Borrower hereby authorizes and directs any bank that issues a letter of credit guaranteed by Foothill to deliver to Foothill all instruments, documents, and other writings and property received by the issuing bank pursuant to such letter of credit, and to accept and rely upon Foothill's instructions and agreements with respect to all matters arising in connection with such letter of credit and the related application. Borrower may or may not be the "applicant" or "account party" with respect to such L/Cs.

               (d) Any and all service charges, commissions, fees, and costs of the issuing bank (or other third party issuer) incurred by Foothill relating to the letters of credit guaranteed by Foothill shall be considered Foothill Expenses for purposes of this Agreement and immediately shall be reimbursable by Borrower to Foothill. On the first day of each month, Borrower will pay Foothill a fee equal to one percent (1.00%) per annum times the average Daily Balance of the undrawn L/Cs and L/C Guarantees that were outstanding during the immediately preceding month. Service charges, commissions, fees, and costs may be charged to Borrower's loan account at the time the service is rendered or the cost is incurred.

               (e) Immediately upon the termination of this Agreement, Borrower agrees to either: (i) provide cash collateral to be held by Foothill in an amount equal to the maximum amount of Foothill's obligations under L/Cs plus the maximum amount of Foothill's obligations to any Person under outstanding L/C Guarantees, or (ii) cause to be delivered to Foothill releases of all of Foothill's obligations under its outstanding L/Cs and L/C Guarantees. At Foothill's discretion, any proceeds of Collateral received by Foothill after the occurrence and during the continuation of an Event of Default may be held as the cash collateral required by this Section 2.2(e).

          2.3 EQUIPMENT/REAL PROPERTY TERM LOAN, AND NEW EQUIPMENT TERM LOAN COMMITMENT; VOLUNTARY PREPAYMENT; MANDATORY PREPAYMENT.

               (a)  Subject  to  the terms  and  conditions  of this  Agreement,
Foothill: (i) agreed to make the "Equipment Term Loan" (as defined in the Existing Loan Agreement) to Borrower on the Old First Amendment Closing Date and the "Real Property Term Loan" (as defined in the Existing Loan Agreement) to Borrower on the Original Closing Date; and (ii) has agreed to make an additional term loan to Borrower on the Closing Date; in the original aggregate principal amount of Fifteen Million Dollars ($15,000,000) (collectively, the "Equipment/Real Property Term Loan"), to be evidenced by and repayable in accordance with the terms and conditions of a consolidated, amended, and restated renewal promissory note in the form of Exhibit E-1 (the "Equipment/Real Property Term Note"), dated as of Closing Date, executed by Borrower in favor of Foothill. All amounts evidenced by the Equipment/Real Property Term Note shall constitute Obligations and shall be secured by the security interests and liens granted by Borrower to Foothill in and to the Collateral and Real Property. The Equipment/Real Property Term Loan shall be repaid in accordance with Section 2.3(b).

               (b) The Equipment/Real Property Term Loan shall be repaid in monthly installments of principal, each in the amount of Two Hundred Fifty Thousand Dollars ($250,000). Each such installment shall be due and payable on the first day of each month commencing on October 1, 1997 and continuing until and including the date on which the unpaid balance of the Equipment/Real Property Term Loan is paid in full. The outstanding principal balance and all accrued and unpaid interest under the Equipment/Real Property Term Loan shall be due and payable upon the termination of this Agreement, whether by its terms, by prepayment, by acceleration, or otherwise.

               (c)  Subject  to  the terms  and  conditions  of this  Agreement,
Foothill has agreed to make a series of term loans to Borrower in an aggregate amount at any one time outstanding of up to the New Equipment Term Loan Commitment, to be evidenced by and repayable in accordance with the terms and conditions of a single promissory note in the form of Exhibit N-1 (the "New Equipment Term Note"), dated as of the Closing Date, executed by Borrower in favor of Foothill. Each such New Equipment Term Loan shall be made by Foothill at such times and in such amounts as Borrower may request in writing, shall be advanced directly to the applicable vendor or Borrower, as the case may be, and once borrowed may be repaid or prepaid without penalty and then, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement. The foregoing notwithstanding: (i) each borrowing of a New Equipment Term Loan shall be in a minimum principal amount of Two Hundred Thousand Dollars ($200,000), or such lesser amount as is the then unfunded balance of the New Equipment Term Loan Commitment; and (ii) each borrowing of a New Equipment Term Loan shall be in an amount, as determined by Foothill, up to seventy-five percent (75%) of Borrower's invoice cost (net of installation and other so-called `soft costs') of new Equipment to be purchased by Borrower or Equipment that has been purchased by Borrower within the prior sixty (60) days, in each case, that is acceptable to Foothill in all respects and that is not to be affixed to real property or become installed in or affixed to other goods. All amounts evidenced by the New Equipment Term Note shall constitute Obligations and shall be secured by the security interests and liens granted by Borrower to Foothill in and to the Collateral and Real Property. Anything contained in this Section 2.3(c) to the contrary notwithstanding, Foothill shall have no obligation to make New Equipment Term Loans hereunder to the extent they would cause (y) the outstanding New Equipment Term Loans to exceed the New Equipment Term Loan Commitment, or (z) the aggregate principal balance of the outstanding New Equipment Term Loans and the Equipment/Real Property Term Loan to exceed Twenty Million Dollars ($20,000,000).

               (d)  Borrower shall have the right, at any time and from time  to time, upon not less than twenty (20) days prior written notice to Foothill, to prepay, in whole or in part and without premium or penalty, the Term Loans; provided, however, that if the proposed voluntary prepayment is being made in conjunction with an early termination of the Loan Agreement, then such prepayment may not be made except in accordance with the terms and conditions set forth in Section 3.5. With each prepayment, Borrower shall also pay interest accrued and unpaid on the principal amount so repaid to the date of such prepayment. Each partial prepayment shall be in a minimum aggregate amount equal to One Hundred Thousand Dollars ($100,000). Any voluntary prepayment pursuant to this Section 2.3(d) shall be applied pro rata to the Equipment/Real Property Term Loan and the New Equipment Term Loan. Any prepayment of the principal balance of each Term Loan shall be applied to the scheduled installments of principal thereof in the inverse order of their maturity.

               (e) (i) Immediately upon receipt by Borrower or Canadian Guarantor of any proceeds from the sale or other disposition of all or a portion of the Machinery and Equipment, the Real Property, or the New Equipment, Borrower shall prepay the Term Loans in an amount equal to all such proceeds, such amounts to be applied to the installments due thereunder in the inverse order of their maturity as follows:

                         (A) To the extent that such proceeds are attributable solely to the sale or other disposition of Machinery and Equipment, Foothill will apply such proceeds to reduce the Equipment/Real Property Term Note;

                         (B) To the extent that such proceeds are attributable solely to the sale or other disposition of Real
                              Property, Foothill will apply such proceeds to reduce the Equipment/Real Property Term Note;

                         (C) To the extent that such proceeds are attributable solely to the sale or other disposition of New Equipment, Foothill will apply such proceeds to reduce the New Equipment Term Note; and

                         (D) To the extent that such proceeds are attributable to the sale or other disposition of Machinery and Equipment, Real Property, or New Equipment, as part of one sale or other disposition, Foothill will apportion such proceeds in the manner set forth in Section 2.3(e)(ii), and thereafter apply the applicable portion of such proceeds to the Equipment/Real Property Term Note or the New Equipment Term Note, as applicable.

                    (ii) The following shall be the method of determining the amount of the proceeds from the sale or other disposition of Collateral that is attributable to the Machinery and Equipment portion, the Real Property portion, and the New Equipment portion thereof, as applicable:

                         (A) If Machinery and Equipment or New Equipment, on the one hand, and Real Property, on the other hand, is sold as part of one sale or other disposition, then Foothill shall determine the Proportionate Value of the Real Property and shall proceed to apply to the Equipment/Real Property Term Note the portion of the aggregate proceeds equal to the Proportionate Value of the Real Property;

                         (B) In the case of such an allocation where the sale or other disposition involves both Machinery and Equipment and New Equipment, then after such application of the Proportionate Value of the Real Property to the Equipment/Real Property Term Note, Foothill shall determine the proportion that the subject Machinery and Equipment and New Equipment bear to each other (based upon the liquidation values that were estimated by the auctioneer selected by Foothill) and shall apply such proportion of the balance of the aggregate proceeds of such sale or other disposition to the Equipment/Real Property Term Note or New Equipment Term Note, as applicable;

                         (C) In the case of such an allocation where the sale or other disposition involves Machinery and Equipment or New Equipment, but not both, then after such application of the Proportionate Value of the Real Property to the Equipment/Real
                              Property Term Note, Foothill shall apply the balance of the aggregate proceeds of the sale or other disposition to the Equipment/Real Property Term Note or New Equipment Term Note, as applicable; and

                         (D) If Machinery and Equipment and New Equipment, but no Real Property, is sold as part of one sale or other disposition, then Foothill shall determine the Proportionate Value of the New Equipment and shall proceed to apply to the New Equipment Term Note the portion of the aggregate proceeds equal to the Proportionate Value of the New Equipment and the balance of the proceeds of such sale or other disposition to the Equipment/Real Property Term Note.

                    (iii) In the event that any proceeds from the sale or other disposition of Collateral are to be applied to any of the Equipment/Real Property Term Note and the New Equipment Term Note pursuant to Section 2.3(e)(i) or Section 2.3(e)(ii) and such promissory note already has been, or by such application will be, paid off in full, then the amount or balance of such amount otherwise to be applied to that promissory note shall be applied, pro rata, to such of the Equipment/Real Property Term Note and the New Equipment Term Note not already paid off in full. In the event that all of the Equipment/Real Property Term Note and the New Equipment Term Note already have been, or by such application will be, paid off in full, then the amount or balance of such amount otherwise to be applied to those promissory notes pursuant to Section 2.3(e)(i) or Section 2.3(e)(ii) shall be applied to reduce the amount of outstanding advances made pursuant to Section 2.1. The provisions of this Section 2.3(e) requiring all proceeds from any sale or other disposition of all or any portion of the Machinery and Equipment, the Real Property, or the New Equipment shall in no way be construed as a consent by Foothill to any such sale or other disposition or as a waiver of the provisions of Section 7.4 with respect to all or any portion of the Machinery and Equipment, the Real Property, or the New Equipment.

          2.4 OVERADVANCES. If, at any time or for any reason, the amount of Obligations owed by Borrower to Foothill pursuant to Sections 2.1 and 2.2 is greater than either the dollar or percentage limitations set forth in Sections
2.1 or 2.2 (an "Overadvance"), Borrower immediately shall pay to Foothill, in cash, the amount of such excess to be used by Foothill first, to repay non-contingent Obligations and, thereafter, to be held by Foothill as cash collateral to secure Borrower's obligation to repay Foothill for all amounts paid pursuant to L/Cs or L/C Guarantees.

          2.5  INTEREST:  RATES, PAYMENTS, AND CALCULATIONS.

               (a)  Interest Rate.

                    (i) Adjusted Base Rate.   All Obligations, except for  Pound
     Advances and undrawn L/Cs and L/C Guarantees, shall bear interest, on the average Daily Balance, at the then extant Adjusted Base Rate.

                    (ii) Adjusted Net LIBOR Rate. With respect to all Obligations other than Pound Advances and undrawn L/Cs and L/C Guarantees and in lieu of having interest charged at the Adjusted Base Rate, Borrower shall have the "LIBOR Option", as defined in, and subject to the terms and conditions of, the LIBOR Supplement, which by this reference hereby is incorporated herein in full and made a part hereof.

                    (iii) Pound Advances. All Pound Advances shall bear interest, on the actual Daily Balance, at a rate equal to the "Adjusted UK LIBOR Rate" as defined in the Pound Advance Supplement, which by this reference hereby is incorporated herein in full and made a part hereof.


               (b) Default Rate. (i) All Obligations, except for undrawn L/Cs and L/C Guarantees, shall bear interest, from and after the occurrence and during the continuance of an Event of Default, at a rate equal to three (3.00) percentage points above (x) the then extant Adjusted Base Rate, or (y) in the case of any "Adjusted Net LIBOR Rate Loan" (as defined in the LIBOR Supplement), the then extant "Adjusted Net LIBOR Rate" (as defined in the LIBOR Supplement), or (z) in the case of any Pound Advance, the then extant "Adjusted UK LIBOR Rate" (as defined in the Pound Advance Supplement). (ii) From and after the occurrence and during the continuance of an Event of Default, the fee provided in Section 2.2(d) shall be increased to a fee equal to four percent (4.00%) per annum times the average Daily Balance of the undrawn L/Cs and L/C Guarantees that were outstanding during the immediately preceding month.

               (c) Minimum Interest. In no event shall any rate of interest chargeable hereunder be less than six percent (6%) per annum (it being understood that the amounts payable under Section 2.2(d) hereof constitute fees and not interest). To the extent that interest accrued hereunder with respect to such advances at the rate set forth herein (including the minimum interest rate) would yield less than the foregoing minimum amount, the interest rate chargeable hereunder for the period in question automatically shall be deemed increased to that rate that would result in the minimum amount of interest being accrued and payable hereunder.

               (d) Payments. Interest hereunder shall be due and payable, in arrears, on the first day of each month during the term hereof. Borrower hereby authorizes Foothill, at its option, without prior notice to Borrower, to charge such interest, all Foothill Expenses (as and when incurred), and all installments or other payments due under the Equipment/Real Property Term Note or the New Equipment Term Note, or any other note or any other Loan Document to Borrower's loan account, which amounts thereafter shall accrue interest at the rate then applicable hereunder. Any interest not paid when due shall be compounded by becoming a part of the Obligations, and such interest shall thereafter accrue interest at the rate then applicable hereunder.

               (e)  Computation.   The  Reference Rate  as of  the date  of this
Agreement is eight and one-half percent (8.50%) per annum. In the event the Reference Rate is changed from time to time hereafter, the applicable rate of interest hereunder automatically and immediately shall be increased or decreased by an amount equal to such change in the Reference Rate. The rates of interest charged hereunder shall be based upon the average Reference Rate in effect during the month. All interest and fees chargeable under the Loan Documents shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed.

               (f) Intent to Limit Charges to Maximum Lawful Rate. In no event shall the interest rate or rates payable under this Agreement, the Equipment/Real Property Term Note, or the New Equipment Term Note, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any applicable law. Borrower and Foothill, in executing this Agreement, the Equipment/Real Property Term Note, and the New Equipment Term Note, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, however, that, anything contained herein or in the Equipment/Real Property Term Note or the New Equipment Term Note to the contrary notwithstanding, if said rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto as of the date of this Agreement, the Equipment/Real Property Term Note, and the New Equipment Term Note, Borrower is and shall be liable only for the payment of such maximum as allowed by law, and payment received from Borrower in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.

          2.6 CREDITING PAYMENTS; APPLICATION OF COLLECTIONS. The receipt of any wire transfer of funds, check, or other item of payment by Foothill (whether from transfers to Foothill by the Lockbox Banks pursuant to the Lockbox Agreements or otherwise) immediately shall be applied to provisionally reduce the Obligations, but shall not be considered a payment on account unless such wire transfer is of immediately available federal funds and is made to the appropriate deposit account of Foothill or unless and until such check or other item of payment is honored when presented for payment. From and after the Original Closing Date, Foothill shall be entitled to charge Borrower for one (1) Business Day of `clearance' at the rate set forth in Section 2.5(a)(i) or
Section 2.5(b)(i), as applicable, on all collections, checks, wire transfers, or other items of payment that are received by Foothill (regardless of whether forwarded by the Lockbox Banks to Foothill, whether provisionally applied to reduce the Obligations, or otherwise). This across-the-board one (1) Business Day clearance charge on all receipts is acknowledged by the parties to constitute an integral aspect of the pricing of Foothill's facility to Borrower, and shall apply irrespective of the characterization of whether receipts are owned by Borrower or Foothill, and irrespective of the level of Borrower's Obligations to Foothill. Should any check or item of payment not be honored when presented for payment, then Borrower shall be deemed not to have made such payment, and interest shall be recalculated accordingly. Anything to the contrary contained herein notwithstanding, any wire transfer, check, or other item of payment shall be deemed received by Foothill only if it is received into Foothill's Operating Account (as such account is identified in the Lockbox Agreements) on or before 11:00 a.m. Los Angeles time. If any wire transfer, check, or other item of payment is received into Foothill's Operating Account (as such account is identified in the Lockbox Agreements) after 11:00 a.m. Los Angeles time it shall be deemed to have been received by Foothill as of the opening of business on the immediately following Business Day.

          2.7 STATEMENTS OF OBLIGATIONS. Foothill shall render statements to Borrower of the Obligations, including principal, interest, fees, and including an itemization of all charges and expenses constituting Foothill Expenses owing, and such statements shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrower and Foothill unless, within thirty (30) days after receipt thereof by Borrower, Borrower shall deliver to Foothill by registered or certified mail at its address specified in Section 12, written objection thereto describing the error or errors contained in any such statements.

          2.8  FEES.  Borrower shall pay to Foothill the following fees:

               (a) Closing Fee. A one time closing fee of Seventy Five Thousand Dollars ($75,000) which is earned, in full, on the Closing Date and is due and payable by Borrower to Foothill in connection with this Agreement on the Closing Date;

               (b) Unused Line Fee. On the first day of each month during the term of this Agreement, a fee in an amount equal to one-quarter of one percent (0.25%) per annum times the Average Unused Portion of the Maximum Revolving Credit Amount;

               (c) Financial Examination, Documentation, and Appraisal Fees. Foothill's customary fee of Six Hundred Fifty Dollars ($650) per day per examiner, plus out-of-pocket expenses for each financial analysis and examination of Borrower performed by Foothill, its Participants, or their agents, it being the expectation that, in the absence of an Event of Default, Foothill, its Participants, and their agents will not perform an audit examination of Borrower and its business more frequently than once per quarter; Foothill's customary appraisal fee of One Thousand Five Hundred Dollars ($1,500) per day per appraiser, plus out-of-pocket expenses for each appraisal of the Collateral performed by Foothill or its agents, it being the expectation that, in the absence of an Event of Default, Foothill will not perform an appraisal of the Collateral and the Real Property more frequently than once per year; and

               (d) Collateral Maintenance Fee. On the first day of each month during the term of this Agreement, and thereafter so long as any Obligations are outstanding, a collateral maintenance fee in an amount equal to Ten Thousand Dollars ($10,000) per month.

     3.   CONDITIONS; TERM OF AGREEMENT.

          3.1 CONDITIONS PRECEDENT TO INITIAL ADVANCE, INITIAL L/C OR L/C GUARANTY, THE EQUIPMENT/REAL PROPERTY TERM LOAN, OR INITIAL FUNDING UNDER THE NEW EQUIPMENT TERM LOAN COMMITMENT. The obligation of Foothill to make the initial revolving advance, to provide the initial L/C or L/C Guaranty, to make the Equipment/Real Property Term Loan, or to make the initial funding under the New Equipment Term Loan Commitment is subject to the fulfillment, to the satisfaction of Foothill and its counsel, of each of the following conditions on or before the Closing Date:

               (a) the Closing Date shall occur on or before September 26, 1997;

               (b)  Foothill   shall  have   received  each  of   the  following
documents, duly executed, and each such document shall be in full force and effect:

                    i) the Equipment/Real Property Term Note and the New Equipment Term Note;

                    ii) the Warrant Amendment;

                    iii) the Reaffirmation Agreement;

                    iv) the LIBOR Supplement;

                    v) the Pound Advance Supplement;

                    vi) amendments of or supplements to such other Loan Documents, financing statements, and fixture filings as Foothill may require, in each case, in form and substance satisfactory to Foothill;

                    vii) (A) all required consents of Foothill's participants in the Obligations to the amendment and restatement of the Existing Loan Agreement and Foothill's execution, delivery, and performance of this Agreement, and (B) such amendments or modifications to the respective participation agreements of such particpants in order to reflect the amendment and restatement of the Existing Loan Agreement by this Agreement; in each case in form and substance satisfactory to Foothill;

               (c) Foothill shall have received a certificate from the Secretary of Borrower attesting to the incumbency and signatures of authorized officers of Borrower and to the resolutions of Borrower's Board of Directors authorizing its execution and delivery of this Agreement and the other Loan Documents to which it is a party and authorizing specific officers thereof to execute and deliver the same;

               (d)  Foothill shall  have received  copies of Borrower's  By-laws
and  Articles  or  Certificate  of  Incorporation,   as  amended,  modified,  or
supplemented to the Closing Date, certified by the Secretary of Borrower;

               (e) Foothill shall have received a certificate of corporate status with respect to Borrower, dated within ten (10) days of the Closing Date, by the Secretary of State of the state of incorporation of Borrower, which certificate shall indicate that Borrower is in good standing in such state;

               (f) Foothill shall have received certificates of corporate status with respect to Borrower, each dated within fifteen (15) days of the Closing Date, such certificates to be issued by the Secretary of State of the states in which its failure to be duly qualified or licensed would have a material adverse effect on the financial condition or properties and assets of Borrower, which certificates shall indicate that Borrower is in good standing;

               (g) Foothill shall have received a certificate from the Secretary of Canadian Guarantor attesting to the incumbency and signatures of authorized officers of Canadian Guarantor and to the resolutions of Canadian Guarantor's Board of Directors authorizing its execution and delivery of the Loan Documents to which it is a party and authorizing specific officers thereof to execute and deliver the same;

               (h) Foothill shall have received copies of Canadian Guarantor's By-laws and Articles or Certificate of Incorporation (or Canadian equivalent), as amended, modified, or supplemented to the Closing Date, certified by the Secretary of Canadian Guarantor;

               (i) Foothill shall have received a certificate from a director of NSC-UK attesting to the incumbency and signatures of authorized directors of NSC-UK and to the resolutions of NSC-UK's Board of Directors authorizing its execution and delivery of the Loan Documents to which it is a party and authorizing specific directors thereof to execute and deliver the same;

               (j) Foothill shall have received either (i) copies of NSC-UK's By-laws and Articles or Certificate of Incorporation (or British equivalent), as amended, modified, or supplemented to the Closing Date, certified by a director of NSC-UK, or (ii) a certificate of a director of NSC-UK (in form and substance satisfactory to Foothill) certifying that the copies of NSC-UK's By-laws and Articles or Certificate of Incorporation (or British equivalent) which were delivered to Foothill on the Old Fourth Amendment Closing Date (y) have not been rescinded, terminated, replaced, amended, supplemented, or otherwise modified since the Old Fourth Amendment Closing Date, and (z) remain in full force and effect.

               (k) Foothill shall have received an opinion of Borrower's counsel in form and substance satisfactory to Foothill in its sole discretion; and

               (l) all other documents and legal matters in connection with the transactions contemplated by this Agreement shall have been delivered or executed or recorded and shall be in form and substance satisfactory to Foothill and its counsel.

          3.2 CONDITIONS PRECEDENT TO ALL ADVANCES, L/CS, L/C GUARANTEES, THE EQUIPMENT/REAL PROPERTY TERM LOAN, OR FUNDINGS UNDER THE NEW EQUIPMENT TERM LOAN COMMITMENT. The following shall be conditions precedent to all advances, L/Cs, L/C Guarantees, the making of the Equipment/Real Property Term Loan, or fundings under the New Equipment Term Loan Commitment hereunder:

               (a) the representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of such revolving advance, L/C, L/C Guaranty, the making of the Equipment/Real Property Term Loan, or funding under the New Equipment Term Loan Commitment, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date);

               (b) no Event of Default or event which with the giving of notice or passage of time would constitute an Event of Default shall have occurred and be continuing on the date of such revolving advance, L/C, L/C Guaranty, the making of the Equipment/Real Property Term Loan, or funding under the New Equipment Term Loan Commitment, nor shall either result from the making of the advance; and

               (c) no injunction, writ, restraining order, or other order of any nature prohibiting, directly or indirectly, the making of such revolving advance, L/C, L/C Guaranty, the making of the Equipment/Real Property Term Loan, or funding under the New Equipment Term Loan Commitment shall have been issued and remain in force by any governmental authority against Borrower, Foothill, or any of their Affiliates.

          3.3 CONDITIONS SUBSEQUENT TO ALL ADVANCES, L/CS, L/C GUARANTEES, THE EQUIPMENT/REAL PROPERTY TERM LOAN, AND FUNDINGS UNDER THE NEW EQUIPMENT TERM LOAN COMMITMENT. The following shall be conditions subsequent to all revolving advances, L/Cs, L/C Guarantees, the making of the Equipment/Real Property Term Loan, or fundings under the New Equipment Term Loan Commitment hereunder:

               (a) Within 60 days following the Closing Deadline, Foothill shall have received each of the following documents, duly executed, and each such document shall be in full force and effect:

                    (1)  such amendments  of or supplements to  the Mortgages as
                         Foothill  may  require,  in   each  case  in  form  and
                         substance satisfactory to Foothill; and

                    (2) such amendments of or endorsements to title insurance policies held by Foothill with respect to the Mortgages as Foothill may require, in each case in form and substance satisfactory to Foothill.

          3.4 TERM. This Agreement shall become effective upon the execution and delivery hereof by Borrower and Foothill and shall continue in full force and effect for a term ending on the Maturity Date. The foregoing notwithstanding, Foothill shall have the right to terminate its obligations under this Agreement immediately and without notice upon the occurrence and during the continuation of an Event of Default.

          3.5 EFFECT OF TERMINATION. On the date of termination, all Obligations (including contingent reimbursement obligations under any outstanding L/Cs or L/C Guarantees) immediately shall become due and payable without notice or demand. No termination of this Agreement, however, shall relieve or discharge Borrower of Borrower's duties, Obligations, or covenants hereunder, and Foothill's continuing security interests in the Collateral and the Real Property shall remain in effect until all Obligations have been fully and finally discharged and Foothill's obligation to provide advances hereunder is terminated.

          3.6 EARLY TERMINATION BY BORROWER. Borrower has the option, at any time upon ninety (90) days prior written notice to Foothill, to terminate this Agreement by paying to Foothill, in cash, the Obligations (including an amount equal to the full amount of the L/Cs or L/C Guarantees), together with a premium (the "Early Termination Premium") equal to: (a) if such payment is made on or prior to October 1, 1998, two percent (2.0%) of the Maximum Amount; (b) if such payment is made during the period commencing on October 2, 1998 and ending on October 1, 1999, one percent (1.0%) of the Maximum Amount; (c) if such payment is made during the period commencing on October 2, 1999 and ending on March 1, 2000, one-half of one percent (0.5%); and (d) if such payment is made thereafter, zero; provided, however, that if Borrower is acquired by or merged with and into another Person and the Obligations are concurrently repaid in full in cash by Borrower as a result of funds proximately provided by Foothill in connection with such merger or acquisition, Borrower need not pay the Early Termination Premium.

          3.7 TERMINATION UPON EVENT OF DEFAULT. If Foothill terminates this Agreement upon the occurrence of an Event of Default that intentionally is caused by Borrower for the purpose, in Foothill's reasonable judgment, of avoiding payment of the Early Termination Premium provided in Section 3.6, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of Foothill's lost profits as a result thereof, Borrower shall pay to Foothill upon the effective date of such termination, a premium in an amount equal to the Early Termination Premium. The Early Termination Premium shall be presumed to be the amount of damages sustained by Foothill as the result of the early termination and Borrower agrees that it is reasonable under the circumstances currently existing. The Early Termination Premium provided for in this Section
3.7 shall be deemed included in the Obligations.

     4.   CREATION OF SECURITY INTEREST.

          4.1 GRANT OF SECURITY INTEREST. Borrower hereby grants to Foothill a continuing security interest in all currently existing and hereafter acquired or arising Collateral in order to secure prompt repayment of any and all Obligations and in order to secure prompt performance by Borrower and Guarantor of each of their respective covenants and duties under the Loan Documents. Foothill's security interests in the Collateral shall attach to all Collateral without further act on the part of Foothill or Borrower. Anything contained in this Agreement or any other Loan Document to the contrary notwithstanding, except for the sale of Inventory to buyers in the ordinary course of business, Borrower has no authority, express or implied, to dispose of any item or portion of the Collateral or the Real Property.

          4.2 NEGOTIABLE COLLATERAL. In the event that any Collateral, including proceeds, is evidenced by or consists of Negotiable Collateral, Borrower shall, immediately upon the request of Foothill, endorse and assign such Negotiable Collateral to Foothill and deliver physical possession of such Negotiable Collateral to Foothill.

          4.3 COLLECTION OF ACCOUNTS, GENERAL INTANGIBLES, NEGOTIABLE COLLATERAL. On or before the Relevant Closing Date, Foothill, Borrower and Guarantor, and the Lockbox Banks shall enter into the Lockbox Agreements, in form and substance satisfactory to Foothill in its sole discretion, (x) pursuant to which all of Borrower's cash receipts, checks, and other items of payment (including, insurance proceeds, proceeds of cash sales, rental proceeds, and tax refunds) will be forwarded to Foothill on a daily basis, and (y) pursuant to which all of Guarantor's cash receipts, checks, and other items of payment (including, insurance proceeds, proceeds of cash sales, rental proceeds, and tax refunds) will be deposited to an account of Foothill to be transferred, so long as no Event of Default has occurred and is continuing, to an account of Guarantor. At any time, Foothill or Foothill's designee may: (a) notify customers or Account Debtors of Borrower and Guarantor that the Accounts of Borrower and Guarantor, General Intangibles, or Negotiable Collateral have been assigned to Foothill or that Foothill has a security interest therein; and (b) collect the Accounts of Borrower and Guarantor, General Intangibles, and Negotiable Collateral directly and charge the collection costs and expenses to Borrower's loan account. Borrower agrees that it will hold in trust for Foothill, as Foothill's trustee, any cash receipts, checks, and other items of payment (including, insurance proceeds, proceeds of cash sales, rental proceeds, and tax refunds) that it receives and immediately will deliver said cash receipts, checks, and other items of payment to Foothill in their original form as received by Borrower.

          4.4 DELIVERY OF ADDITIONAL DOCUMENTATION REQUIRED. At any time upon the request of Foothill, Borrower shall execute and deliver, and cause Guarantor to execute and deliver, to Foothill all financing statements, continuation financing statements, fixture filings, security agreements, chattel mortgages, pledges, assignments, endorsements of certificates of title, applications for title, affidavits, reports, notices, schedules of accounts, letters of authority, and all other documents that Foothill may reasonably request, in form satisfactory to Foothill, to perfect and continue perfected Foothill's security interests in the Collateral and the Real Property, and in order to fully consummate all of the transactions contemplated hereby and under the other the Loan Documents.

          4.5 POWER OF ATTORNEY. Borrower hereby irrevocably makes, constitutes, and appoints Foothill (and any of Foothill's officers, employees, or agents designated by Foothill) as Borrower's true and lawful attorney, with power to: (a) if Borrower refuses to, or fails timely to execute and deliver any of the documents described in Section 4.4, sign the name of Borrower on any of the documents described in Section 4.4; (b) at any time that an Event of Default has occurred and is continuing or Foothill deems itself insecure (in accordance with Section 1208 of the Code), sign Borrower's name on any invoice or bill of lading relating to any Account, drafts against Account Debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to Account Debtors; (c) send requests for verification of Accounts; (d) endorse Borrower's name on any checks, notices, acceptances, money orders, drafts, or other item of payment or security that may come into Foothill's possession; (e) at any time that an Event of Default has occurred and is continuing or Foothill deems itself insecure (in accordance with Section 1208 of the Code), notify the post office authorities to change the address for delivery of Borrower's mail to an address designated by Foothill, to receive and open all mail addressed to Borrower, and to retain all mail relating to the Collateral and forward all other mail to Borrower; (f) at any time that an Event of Default has occurred and is continuing or Foothill deems itself insecure (in accordance with Section 1208 of the Code), make, settle, and adjust all claims under Borrower's policies of insurance and make all determinations and decisions with respect to such policies of insurance; and (g) at any time that an Event of Default has occurred and is continuing or Foothill deems itself insecure (in accordance with Section 1208 of the Code), settle and adjust disputes and claims respecting the Accounts directly with Account Debtors, for amounts and upon terms which Foothill determines to be reasonable, and Foothill may cause to be executed and delivered any documents and releases which Foothill determines to be necessary. The appointment of Foothill as Borrower's attorney, and each and every one of Foothill's rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully and finally repaid and performed and Foothill's obligation to extend credit hereunder is terminated.

          4.6 RIGHT TO INSPECT. Foothill (through any of its officers, employees, or agents) shall have the right, from time to time hereafter to inspect Borrower's Books and to check, test, and appraise the Collateral or the Real Property in order to verify Borrower's financial condition or the amount, quality, value, condition of, or any other matter relating to, the Collateral or the Real Property.

     5.   REPRESENTATIONS AND WARRANTIES.

          Borrower represents and warrants to Foothill as follows:

          5.1 NO PRIOR ENCUMBRANCES. Borrower has good and indefeasible title to the Collateral and the Real Property, free and clear of liens, claims, security interests, or encumbrances, except for Permitted Liens.

          5.2 ELIGIBLE ACCOUNTS. The Eligible Accounts are, at the time of the creation thereof and as of each date on which Borrower includes them in a Borrowing Base calculation or certification, bona fide existing obligations created by the sale and delivery of Inventory or the rendition of services to Account Debtors in the ordinary course of Borrower's and Guarantor's respective businesses, unconditionally owed to Borrower or Guarantor, as the case may be, without defenses, disputes, offsets, counterclaims, or rights of return or cancellation. The property giving rise to such Eligible Accounts has been delivered to the Account Debtor, or to the Account Debtor's agent for immediate shipment to and unconditional acceptance by the Account Debtor. At the time of the creation of an Eligible Account and as of each date on which Borrower includes an Eligible Account in a Borrowing Base calculation or certification, neither Borrower nor Guarantor has received notice of actual or imminent bankruptcy, insolvency, or material impairment of the financial condition of any applicable Account Debtor regarding such Eligible Account.

          5.3  ELIGIBLE INVENTORY.   All Eligible  Inventory is now  and at  all
times hereafter shall be of good and merchantable quality, free from defects.

          5.4 LOCATION OF INVENTORY AND EQUIPMENT. The Inventory and Equipment are not stored with a bailee, warehouseman, or similar party (without Foothill's prior written consent) and are located only at the locations identified on
Schedule 6.15 or otherwise permitted by Section 6.15. The foregoing to the contrary notwithstanding, Borrower and Canadian Guarantor shall be permitted to have Inventory situated at locations other than those set forth on Schedule 6.15 so long as such Inventory is consigned to a third Person, so long as the maximum amount of Inventory at any one such location does not exceed $100,000, and so long as the aggregate amount of all Inventory at such locations does not exceed $750,000.

          5.5 INVENTORY RECORDS. Each of Borrower and Guarantor now keeps, and hereafter at all times shall keep, correct and accurate records itemizing and describing the kind, type, quality, and quantity of the Inventory, and Borrower's or Guarantor's cost therefor, as the case may be.

          5.6 LOCATION OF CHIEF EXECUTIVE OFFICE; FEIN. The chief executive office of Borrower is located at the address indicated in the preamble to this Agreement and Borrower's FEIN is 38-1493458.

          5.7 DUE ORGANIZATION AND QUALIFICATION; SUBSIDIARIES. Borrower is duly organized and existing and in good standing under the laws of the state of its incorporation and qualified and licensed to do business in, and in good standing in, any state where the failure to be so licensed or qualified could reasonably be expected to have a material adverse effect on the business, operations, condition (financial or otherwise), finances, or prospects of Borrower or on the value of the Collateral or the Real Property to Foothill. Borrower has no subsidiaries other than Canadian Guarantor, National-Standard Export Corp., and NSC-UK.

          5.8 DUE AUTHORIZATION; NO CONFLICT. The execution, delivery, and performance of each of the Loan Documents to which Borrower is a party are within Borrower's corporate powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in Borrower's Articles or Certificate of Incorporation, or By-laws, nor will they constitute an event of default under any material agreement to which Borrower is a party or by which its properties or assets may be bound.

          5.9 LITIGATION. There are no actions or proceedings pending by or against Borrower or Guarantor before any court or administrative agency and Borrower does not have knowledge or belief of any pending, threatened, or imminent litigation, governmental investigations, or claims, complaints, actions, or prosecutions involving Borrower or Guarantor, except for ongoing collection matters in which Borrower or Guarantor is the plaintiff, matters disclosed on Schedule 5.9, and matters arising after the date hereof that, if decided adversely to Borrower or Guarantor, as the case may be, would not materially impair the prospect of repayment of the Obligations or performance by Guarantor of its obligations under the Guaranty or materially impair the value or priority of Foothill's security interests in the Worldwide Collateral or the Real Property.


          5.10 NO MATERIAL ADVERSE CHANGE IN FINANCIAL CONDITION. All financial statements relating to Borrower or Guarantor that have been delivered by Borrower to Foothill have been prepared in accordance with GAAP and fairly present Borrower's (or Guarantor's, as applicable) financial condition as of the date thereof and Borrower's (or Guarantor's, as applicable) results of operations for the period then ended. There has not been a material adverse change in the financial condition of Borrower (or Guarantor, as applicable) since the date of the latest financial statements submitted to Foothill on or before the Closing Date.

          5.11 SOLVENCY. Each of Borrower and Guarantor is Solvent. No transfer of property is being made by Borrower or Guarantor, as the case may be, and no obligation is being incurred by Borrower or Guarantor, as the case may be, in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of Borrower or Guarantor, as the case may be.

          5.12 EMPLOYEE BENEFITS. Each Plan is in compliance in all material respects with the applicable provisions of ERISA and the IRC. Each Qualified Plan and Multiemployer Plan has been determined by the Internal Revenue Service to qualify under Section 401 of the IRC, and the trusts created thereunder have been determined to be exempt from tax under Section 501 of the IRC, and, to the best knowledge of Borrower, nothing has occurred that would cause the loss of such qualification or tax-exempt status. There are no accumulated funding deficiencies with respect to any Plan maintained or sponsored by Borrower or any ERISA Affiliate, nor with respect to any Plan to which Borrower or any ERISA Affiliate contributes or is obligated to contribute which could reasonably be expected to have a material adverse effect on the financial condition of Borrower. No Plan subject to Title IV of ERISA has any Unfunded Benefit Liability the required ammortization of which could reasonably be expected to have a material adverse effect on the financial condition of Borrower. Neither Borrower nor any ERISA Affiliate has transferred any Unfunded Benefit Liability to a person other than Borrower or an ERISA Affiliate or has otherwise engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA which could reasonably be expected to have a material adverse effect on the financial condition of Borrower. Neither Borrower nor any ERISA Affiliate has incurred nor reasonably expects to incur (x) any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan, or (y) any liability under Title IV of ERISA (other than premiums due but not delinquent under Section 4007 of ERISA) with respect to a Plan, which could, in either event, reasonably be expected to have a material adverse effect on the financial condition of Borrower. Except as set forth on
Schedule 5.12 attached hereto, no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the IRC has been made with respect to any Plan. No ERISA Event has occurred or is reasonably expected to occur with respect to any Plan which could reasonably be expected to have a material adverse effect on the financial condition of Borrower. Borrower and each ERISA Affiliate have complied in all material respects with the notice and continuation coverage requirements of Section 4980B of the IRC.

          5.13 ENVIRONMENTAL CONDITION. (a) Borrower represents and warrants to Foothill that (i) if Borrower or any tenant, subtenant, or occupant uses Hazardous Materials, such use shall only be in the ordinary course of its business at the Real Property and shall be in substantial compliance with all Environmental Laws governing said use, except for violations or alleged violations of financial responsibility requirements as set forth in 40 Code of Federal Regulations and corresponding state regulations, with respect to closed surface impoundments which exist as of the date hereof at the Real Property, the estimated amount of Borrower's aggregate liability for which Borrower from time to time shall furnish to Foothill upon request by Foothill; (ii) Borrower shall conduct and complete all investigations, studies, sampling, and testing (including environmental audits or assessments) requested by Foothill based upon a reasonable need therefor, and all remedial, removal, and other actions necessary to clean up and remove, report or otherwise remedy (to "Remedy") all Hazardous Materials on, under, from, or affecting the Real Property as required by all Environmental Laws, with the approval of appropriate federal, state, and local governmental authorities, and in accordance with the enforceable orders and directives of all federal, state, and local governmental authorities, provided, however, that, the foregoing notwithstanding, Borrower shall not be required to Remedy any Hazardous Materials on, under, from, or affecting the Real Property, where no enforcement action has been taken by any federal state or local governmental authority with respect thereto, and no affirmative obligation to Remedy has been imposed by any applicable Environmental Law, unless, in either case, the cost to Remedy would when aggregated with all other such costs have a material adverse effect on Borrower's business or financial condition or upon the Real Property; provided further, however, that, the foregoing notwithstanding, where enforcement action has been taken by any federal, state, or local governmental authority with respect to any Hazardous Materials on, under, from, or affecting the Real Property, Borrower shall not be required to comply with any mandates in such action so long as Borrower diligently is proceeding in good faith to contest such action, and such compliance or action is held in abeyance voluntarily, or by stay, injunction, or otherwise.

          (b) Subject to the limitations set forth below, Borrower shall defend, indemnify, and hold harmless Foothill, its employees, agents, officers, and directors (collectively, the "Indemnitees"), from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs, or expenses, including, attorneys and consultants fees, investigation and laboratory fees, court costs, and litigation expenses incurred by Foothill, whether prior to or after the date hereof and whether direct, indirect, known or unknown, contingent or otherwise, as a result of or arising from any suit, claim, investigation, action, or proceeding, whether threatened or initiated, asserting any legal or equitable remedy under any Environmental Law. The indemnity obligations hereunder shall survive the termination of the other provisions of this Agreement and the full and final payment of the Obligations. The indemnity obligations hereunder are specifically limited as follows:

                 (i) Borrower shall have no indemnity obligation with respect to Hazardous Materials that are first introduced to the Real Property or any part of the Real Property subsequent to the date that Borrower's interest in and possession of the Real Property or any part of the Real Property shall be fully terminated by foreclosure of the applicable Mortgage or acceptance of a deed in lieu of foreclosure;

                (ii) Borrower shall have no indemnity obligation with respect to any Hazardous Materials introduced to the Real Property or any part of the Real Property by Foothill, its successors or assigns, except to the extent that (a) such Hazardous Materials existed on, under, from, or affecting the Real Property prior to Foothill's introduction of such Hazardous Materials, or (b) any release or threatened release of such Hazardous Materials was caused in whole or in part by the acts or omissions of Borrower, its agents, or employees; and

               (iii) Borrower shall have no indemnity obligation to the extent Foothill shall have been guilty of any grossly negligent act or willful misconduct that shall have been the proximate cause of a release of Hazardous Materials that otherwise would be been subject to the indemnity under this
Section 5.13(b).

          (c) Borrower agrees that in the event that a Mortgage is foreclosed or Borrower tenders a deed in lieu of foreclosure, Borrower shall deliver the Real Property to Foothill free of any and all Hazardous Materials that are then required to be removed (whether over time or immediately) pursuant to applicable federal, state and local laws, ordinances, rules, or regulations affecting the Real Property so that the condition of the Real Property shall conform with all Environmental Laws affecting the Real Property.

          (d)  Any  and  all amounts  owed by  Borrower  to Foothill  under this
Section 5.13 shall constitute additional Obligations secured by the security interests created under this Agreement and the liens and security interest created by the Mortgages.

          5.14 RELIANCE BY FOOTHILL; CUMULATIVE. Each warranty and representation contained in this Agreement automatically shall be deemed repeated with each advance or issuance of an L/C or L/C Guaranty and shall be conclusively presumed to have been relied on by Foothill regardless of any investigation made or information possessed by Foothill. The warranties and representations set forth herein shall be cumulative and in addition to any and all other warranties and representations that Borrower now or hereafter shall give, or cause to be given, to Foothill.

     6.   AFFIRMATIVE COVENANTS.

          Borrower covenants and agrees that, so long as any credit hereunder shall be available and until full and final payment of the Obligations, and unless Foothill shall otherwise consent in writing, Borrower shall, and shall cause Guarantor to do all of the following:

          6.1 ACCOUNTING SYSTEM. Maintain a standard and modern system of accounting in accordance with GAAP with ledger and account cards or computer tapes, discs, printouts, and records pertaining to the Collateral which contain information as from time to time may be requested by Foothill. Borrower also shall, and shall cause Guarantor to keep proper books of account showing all sales, claims, and allowances on its Inventory.

          6.2  COLLATERAL REPORTS.  Deliver to Foothill, no later than the tenth
(10th) day of each month during the term of this Agreement, a detailed aging, by total, of the Accounts, a reconciliation statement, and a summary aging of all accounts payable and an aging of the accounts payable owed to Borrower's and Guarantor's largest (by accounts payable) ten (10) vendors and any book overdraft. Original sales invoices evidencing daily sales shall be mailed by Borrower or Guarantor, as applicable, to each Account Debtor with, at Foothill's request, a copy to Foothill, and, at Foothill's direction following the occurrence of and during the continuation of an Event of Default, the invoices shall indicate on their face that the Account has been assigned to Foothill and that all payments are to be made directly to Foothill. Borrower shall, and shall cause Guarantor to deliver to Foothill, as Foothill may from time to time require, collection reports, sales journals, invoices, original delivery receipts, customer's purchase orders, shipping instructions, bills of lading, and other documentation respecting shipment arrangements. Absent such a request by Foothill, copies of all such documentation shall be held by Borrower or Guarantor, as applicable, as custodian for Foothill. In addition, from time to time, Borrower shall deliver and cause Guarantor to deliver to Foothill such other and additional information or documentation as Foothill may request.

          6.3 SCHEDULES OF ACCOUNTS. With such regularity as Foothill shall require, Borrower shall provide and shall cause Guarantor to provide to Foothill with schedules describing all Accounts. Foothill's failure to request such schedules or Borrower's or Guarantor's failure to execute and deliver such schedules shall not affect or limit Foothill's security interests or other rights in and to the Accounts.

          6.4  FINANCIAL   STATEMENTS,  REPORTS,   CERTIFICATES.     Deliver  to
Foothill: (a) as soon as available, but in any event within thirty (30) days after the end of each month during each of Borrower's fiscal years (except for the month of September, which shall be within sixty (60) days), a company prepared balance sheet, income statement, and cash flow statement covering Borrower's operations during such period; and (b) as soon as available, but in any event within ninety (90) days after the end of each of Borrower's fiscal years, financial statements of Borrower for each such fiscal year, audited by independent certified public accountants reasonably acceptable to Foothill and certified, without any qualifications, by such accountants to have been prepared in accordance with GAAP, together with a certificate of such accountants addressed to Foothill stating that such accountants do not have knowledge of the existence of any event or condition constituting an Event of Default, or that would, with the passage of time or the giving of notice, constitute an Event of Default. Such audited financial statements shall include a balance sheet, profit and loss statement, and cash flow statement, and, if prepared, such accountants' letter to management. Borrower and Guarantor shall have issued written instructions to their independent certified public accountants authorizing them to communicate with Foothill and to release to Foothill whatever financial information concerning Borrower or Guarantor that Foothill may request; provided, however, that Borrower and Guarantor shall not be liable if such accountants fail to comply with Foothill's request unless their failure is caused by the gross negligence or wilful misconduct of Borrower or Guarantor. In addition to the financial statements referred to above, Borrower agrees to deliver financial statements prepared on a consolidating basis so as to present Borrower and each subsidiary of Borrower separately, and on a consolidated basis.

          Together with the above, Borrower also shall deliver to Foothill Borrower's Form 10-Q Quarterly Reports, Form 10-K Annual Reports, and Form 8-K Current Reports, and any other filings made by Borrower or Guarantor with the Securities and Exchange Commission, if any, as soon as the same are filed, or any other information that is provided by Borrower and Guarantor to their respective shareholders, and any other report reasonably requested by Foothill relating to the Collateral, the Real Property, or the financial condition of Borrower or Guarantor.

          Each month, together with the financial statements provided pursuant to Section 6.4(a), Borrower shall deliver to Foothill a certificate signed by its chief financial officer to the effect that: (i) all reports, statements, or computer prepared information of any kind or nature delivered or caused to be delivered to Foothill hereunder have been prepared in accordance with GAAP and fairly present the financial condition of Borrower and Guarantor; (ii) Borrower is in timely compliance with all of its covenants and agreements hereunder;
(iii) the representations and warranties of Borrower and Guarantor contained in the Loan Documents are true and correct in all material respects on and as of the date of such certificate, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date); and (iv) on the date of delivery of such certificate to Foothill there does not exist any condition or event that constitutes an Event of Default (or, in each case, to the extent of any non-compliance, describing such non-compliance as to which he or she may have knowledge and what action Borrower or Guarantor, as applicable, has taken, is taking, or proposes to take with respect thereto).

          As soon as available and in any event no later than sixty (60) days after the start of each fiscal year of Borrower, Borrower will deliver
Borrower's Projections to Foothill. Such Projections shall be for the forthcoming three (3) years, year by year, and for the forthcoming fiscal year, month by month.

          Borrower hereby irrevocably authorizes all auditors, accountants, or other third parties to deliver to Foothill, at Borrower's expense, copies of Borrower's and Guarantor's financial statements, papers related thereto, and other accounting records of any nature in their possession, and to disclose to Foothill any information they may have regarding Borrower's or Guarantor's business affairs and financial conditions.

          6.5 TAX RETURNS. Borrower agrees to deliver to Foothill copies of each of Borrower's future federal income tax returns, and any amendments thereto, within thirty (30) days of the filing thereof with the Internal Revenue Service.

          6.6 GUARANTOR REPORTS. Borrower agrees to cause Guarantor to deliver its annual financial statements at the time when Borrower provides its audited financial statements to Foothill and copies of all income tax returns as soon as the same are available and in any event no later than thirty (30) days after the same are required to be filed by law.

          6.7 DESIGNATION OF INVENTORY. Borrower shall now and from time to time hereafter, but not less frequently than weekly, execute and deliver, and cause Canadian Guarantor to execute and deliver, to Foothill a designation of Inventory specifying Borrower's and Canadian Guarantor's respective costs and the wholesale market value of Borrower's and Canadian Guarantor's respective raw materials, work in process, and finished goods. Borrower shall now and from time to time hereafter, but not less frequently than monthly, execute and deliver, and cause Canadian Guarantor to execute and deliver, to Foothill a report specifying the amount, in pounds, of Inventory that is comprised of goods consigned by third Persons to Borrower or Canadian Guarantor and the locations thereof, containing, in such case, a reconciliation statement reconciling the current information as against the information contained in the report issued for the prior month, specifying the amount of Inventory that is consigned by Borrower or Canadian Guarantor to third Persons and the name of such consignees and the locations of such consigned Inventory, and further specifying such other information as Foothill may reasonably request. Borrower agrees that it will, and will cause Canadian Guarantor to, keep any and all Inventory that is consigned by one or more third Persons to it segregated from the remainder of its Inventory and conspicuously marked as consigned Inventory and acknowledges and agrees that no Inventory that is used to calculate the Borrowing Base shall consist of Inventory consigned by one or more third Persons to Borrower or Canadian Guarantor nor Inventory consigned by Borrower or Canadian Guarantor to one or more third Persons.

          6.8 RETURNS. Returns and allowances, if any, as between Borrower and Guarantor and their respective Account Debtors shall be on the same basis and in accordance with the usual customary practices of Borrower and Guarantor, respectively, as they exist at the time of the execution and delivery of this Agreement. If, at a time when no Event of Default has occurred and is continuing, any Account Debtor returns any Inventory to Borrower or Guarantor, Borrower or Guarantor, as applicable, promptly shall determine the reason for such return and, if Borrower or Guarantor, as the case may be, accepts such return, issue a credit memorandum (with, at Foothill's request, a copy to be sent to Foothill) in the appropriate amount to such Account Debtor. If, at a time when an Event of Default has occurred and is continuing, any Account Debtor returns any Inventory to Borrower or Guarantor, Borrower or Guarantor, as applicable, promptly shall determine the reason for such return and, if Foothill consents (which consent shall not be unreasonably withheld), Borrower or Guarantor, as the case may be, shall issue a credit memorandum (with, at Foothill's request, a copy to be sent to Foothill) in the appropriate amount to such Account Debtor. On a daily basis, Borrower shall notify Foothill of all returns and recoveries and shall notify Foothill of all disputes and claims in excess of $20,000 per dispute or claim.

          6.9 TITLE TO EQUIPMENT. Upon Foothill's request, Borrower immediately shall deliver and shall cause Guarantor to deliver to Foothill, properly endorsed, any and all evidences of ownership of, certificates of title, or applications for title to any items of Equipment.

          6.10 MAINTENANCE OF EQUIPMENT. Except for the Abandoned Equipment, Borrower shall keep and maintain and shall cause Guarantor to keep and maintain the Equipment in good operating condition and repair (ordinary wear and tear excepted), and make all necessary replacements thereto so that the value and operating efficiency thereof shall at all times be maintained and preserved. Borrower shall not and shall cause Guarantor not to permit any item of Equipment to become a fixture to real estate or an accession to other property, and the Equipment is now and shall at all times remain personal property.

          6.11 TAXES. All assessments and taxes, whether real, personal, or otherwise, due or payable by, or imposed, levied, or assessed against Borrower or Guarantor or any of their property have been paid, and shall hereafter be paid in full, before delinquency or before the expiration of any extension period. Borrower shall and shall cause Guarantor to make due and timely payment or deposit of all federal, state, and local taxes, assessments, or contributions required of it by law, and will execute and deliver to Foothill, on demand, appropriate certificates attesting to the payment thereof or deposit with respect thereto. Borrower will and will cause Guarantor to make timely payment or deposit of all tax payments and withholding taxes required of it by applicable laws, including those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Foothill with proof satisfactory to Foothill indicating that Borrower or Guarantor, as applicable, has made such payments or deposits. The foregoing to the contrary notwithstanding, Borrower and Guarantor shall not be required to pay or discharge any such assessment or tax (other than payroll taxes or any taxes that are the subject of a Federal tax lien) so long as the validity thereof shall be the subject of a Permitted Protest.

          6.12 INSURANCE.

               (a) Borrower, at its expense, shall and shall cause Guarantor to keep the Worldwide Collateral and the Real Property insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as are ordinarily insured against by other owners in similar businesses. Borrower also shall and shall cause Guarantor to maintain business interruption, public liability, product liability, and property damage insurance relating to Borrower's or Guarantor's, as applicable, ownership and use of the Worldwide Collateral and the Real Property, as well as insurance against larceny, embezzlement, and criminal misappropriation.


               (b) All such policies of insurance shall be in such form, with such companies, and in such amounts as may be reasonably satisfactory to Foothill. All such policies of insurance (except those of public liability and property damage) shall contain a 438BFU lender's loss payable endorsement, or an equivalent endorsement in a form satisfactory to Foothill, showing Foothill as sole loss payee thereof, and shall contain a waiver of warranties, and shall specify that the insurer must give at least ten (10) days prior written notice to Foothill before canceling its policy for any reason. Borrower shall deliver to Foothill certified copies of such policies of insurance and evidence of the payment of all premiums therefor. All proceeds payable under any such policy (other than with respect to business interruption) shall be payable to Foothill to be applied on account of the Obligations and all proceeds under any such policy with respect to business interruption shall be payable to Foothill to be applied to the revolving credit facility set forth under Section 2.1 hereof. The foregoing notwithstanding, Foothill agrees to exercise its reasonable judgment in determining whether to permit Borrower to receive all or a portion of the proceeds payable under any such policy in order to permit it to replace or rebuild any Equipment or Real Property that was the subject of the applicable casualty loss.

          6.13 FINANCIAL COVENANTS.  Borrower shall maintain:

               (a)  Net  Worth.    A   consolidated  net  worth,  determined  in
accordance with GAAP, of Borrower and its Subsidiaries of not less negative Thirty Million Dollars (<$30,000,000>), measured on a fiscal quarter-end basis.

               (b) Interest Coverage Ratio. An Interest Coverage Ratio, determined in accordance with GAAP, of Borrower and its Subsidiaries of not less one and three-quarters to one (1.75:1.00), measured on a fiscal quarter-end basis.

Anything herein to the contrary notwithstanding, the financial covenants set forth in this Section 6.13 shall be determined with reference to all Obligations in respect of revolving advances outstanding under Section 2.1 as current liabilities of Borrower without regard to whether they would be deemed to be so under GAAP.


          6.14 NO SETOFFS OR COUNTERCLAIMS. All payments hereunder and under the other Loan Documents made by or on behalf of Borrower shall be made without setoff or counterclaim and free and clear of, and without deduction or withholding for or on account of, any federal, state, or local taxes.

          6.15 LOCATION OF INVENTORY AND EQUIPMENT. Borrower and Canadian Guarantor shall keep the Inventory and Equipment only at the locations identified on Schedule 6.15; provided, however, that Borrower and Canadian Guarantor may amend Schedule 6.15 so long as such amendment occurs by written notice to Foothill not less than thirty (30) days prior to the date on which the Inventory or Equipment is moved to such new location, so long as such new location is within the continental United States (or, with respect to the Inventory of Canadian Guarantor, within Canada), and so long as, at the time of such written notification, Borrower and Canadian Guarantor provide any financing statements or fixture filings necessary to perfect and continue perfected Foothill's security interests in such assets and also provide to Foothill a landlord's waiver in form and substance satisfactory to Foothill.

          6.16 COMPLIANCE WITH LAWS. Borrower shall and shall cause Guarantor to comply with the requirements of all applicable laws, rules, regulations, and orders of any governmental authority, including, in the case of Borrower, the Fair Labor Standards Act and the Americans With Disabilities Act, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, would not have and could not reasonably be expected to have a material adverse effect on the business, operations, condition (financial or otherwise), finances, or prospects of Borrower or Guarantor, or on the value of the Collateral, the collateral that is the subject of the Security Agreement, and the Real Property to Foothill.

          6.17 EMPLOYEE BENEFITS.

          (a) Borrower shall deliver to Foothill a written statement by the chief financial officer of Borrower or Guarantor, as applicable, specifying the nature of any of the following events and the actions which Borrower or Guarantor, as applicable, proposes to take with respect thereto promptly, and in any event within ten (10) days of becoming aware of any of them, and when known, any action taken or threatened by the Internal Revenue Service, PBGC, Department of Labor, or other party with respect thereto: (i) an ERISA Event (or comparable event under Canadian law) with respect to any Plan; (ii) the incurrence of an obligation to pay additional premium to the PBGC under Section 4006(a)(3)(E) of ERISA (or comparable event under Canadian law) with respect to any Plan; and (iii) any lien on the assets of Borrower or Guarantor arising in connection with any Plan.

          (b) Borrower shall also promptly furnish to Foothill copies prepared or received by Borrower or an ERISA Affiliate of: (i) at the request of Foothill, each annual report (Internal Revenue Service Form 5500 series) and all accompanying schedules, actuarial reports, financial information concerning the financial status of each Plan, and schedules showing the amounts contributed to each Plan by or on behalf of Borrower or its ERISA Affiliates for the most recent three (3) plan years; (ii) all notices of intent to terminate or to have a trustee appointed to administer any Plan; (iii) all written demands by the PBGC under Subtitle D of Title IV of ERISA; (iv) all notices required to be sent to employees or to the PBGC under Section 302 of ERISA or Section 412 of the IRC; (v) all written notices received with respect to a Multiemployer Plan concerning (x) the imposition or amount of withdrawal liability pursuant to
Section 4202 of ERISA, (y) a termination described in Section 4041A of ERISA, or
(z) a reorganization or insolvency described in Subtitle E of Title IV of ERISA;
(vi) the  adoption of  any new  Plan that  is subject  to Title  IV of  ERISA or
Section 412 of the IRC by Borrower or any ERISA Affiliate; (vii) the adoption of any amendment to any Plan that is subject to Title IV of ERISA or Section 412 of the IRC, if such amendment results in a material increase in benefits or Unfunded Benefit Liability; or (viii) the commencement of contributions by Borrower or any ERISA Affiliate to any Plan that is subject to Title IV of ERISA or Section 412 of the IRC.

          6.18 LEASES. Borrower shall and shall cause Guarantor to pay when due all rents and other amounts payable under any leases to which Borrower or Guarantor, as applicable, is a party or by which Borrower's or Guarantor's properties and assets are bound, unless such payments are the subject of a good faith Permitted Protest. To the extent that Borrower or Guarantor fails timely to make payment of such rents and other amounts payable when due under its leases, Foothill shall be entitled, in its discretion, and without the necessity of declaring an Event of Default, to reserve an amount equal to such unpaid amounts from the loan availability created under Section 2.1 hereof.

     7.   NEGATIVE COVENANTS.

          Borrower covenants and agrees that, so long as any credit hereunder shall be available and until full and final payment of the Obligations, Borrower will not, and will not permit Guarantor to, do any of the following without Foothill's prior written consent:

          7.1  INDEBTEDNESS.   Create,  incur,  assume,  permit,  guarantee,  or
otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except:

               (a) Indebtedness evidenced by this Agreement, the Equipment/Real Property Term Note, or the New Equipment Term Note;

               (b) Indebtedness set forth in the latest financial statements of Borrower submitted to Foothill on or prior to the Closing Date;

               (c)  Indebtedness secured by Permitted Liens; and

               (d)  Indebtedness permitted under Section 7.6 hereof;

               (e) refinancings, renewals, or extensions of Indebtedness permitted under clauses (b) and (c) of this Section 7.1 (and continuance or renewal of any Permitted Liens associated therewith) so long as: (i) the terms and conditions of such refinancings, renewals, or extensions do not materially impair the prospects of repayment of the Obligations by Borrower or Guarantor, as applicable, (ii) the net cash proceeds of such refinancings, renewals, or extensions do not result in an increase in the aggregate principal amount of the Indebtedness so refinanced, renewed, or extended, (iii) such refinancings, renewals, refundings, or extensions do not result in a shortening of the average weighted maturity of the Indebtedness so refinanced, renewed, or extended, and
(iv) to the extent that Indebtedness that is refinanced was subordinated in right of payment to the Obligations, then the subordination terms and conditions of the refinancing Indebtedness must be at least as favorable to Foothill as those applicable to the refinanced Indebtedness.

          7.2 LIENS. Create, incur, assume, or permit to exist, or cause Guarantor to create, incur, assume, or permit to exist, directly or indirectly, any lien on or with respect to any of Borrower's or Guarantor's property or assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens (including liens that are replacements of Permitted Liens to the extent that the original Indebtedness is refinanced under Section 7.1(e) and so long as the replacement liens secure only those assets or property that secured the original Indebtedness).

          7.3 RESTRICTIONS ON FUNDAMENTAL CHANGES. Enter into any acquisition, merger, consolidation, reorganization, or recapitalization, or reclassify its capital stock, or liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, assign, lease, transfer, or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its business, property, or assets, whether now owned or hereafter acquired, or acquire by purchase or otherwise all or substantially all of the properties, assets, stock, or other evidence of beneficial ownership of any Person.

          7.4 EXTRAORDINARY TRANSACTIONS AND DISPOSAL OF ASSETS. Enter into or cause Guarantor to enter into any transaction not in the ordinary and usual course of Borrower's or Guarantor's, as applicable, business, including the sale, lease, or other disposition of, moving, relocation, or transfer, whether by sale or otherwise, of any of Borrower's or Guarantor's, as applicable, properties, assets (other than sales of Inventory to buyers in the ordinary course of Borrower's or Guarantor's, as applicable, business as currently conducted).

          7.5 CHANGE NAME. Change Borrower's or Guarantor's business structure or identity or, except upon thirty (30) days prior written notification to Foothill, change Borrower's or Guarantor's name, FEIN, or add any new fictitious name.

          7.6 GUARANTEE. Guarantee or otherwise become in any way liable with respect to the obligations of any third Person except by endorsement of instruments or items of payment for deposit to the account of Borrower or Guarantor, as applicable, or which are transmitted or turned over to Foothill. The foregoing notwithstanding, (a) [intentionally omitted], (b) [intentionally omitted], (c) [intentionally omitted], (d) Borrower may continue its guaranties of the Indebtedness of the Joint Venture that, as of the Original Closing Date, are in a maximum amount of Four Hundred Fifty Thousand Dollars ($450,000), (e) Borrower may guaranty the Indebtedness of the Joint Venture, so long as the aggregate amount of all such guarantees (inclusive of those under clause (d) above) do not exceed Two Million Two Hundred Fifty Thousand Dollars ($2,250,000) at any one time outstanding, and (f) Borrower may guaranty Indebtedness of Guarantor so long as such Indebtedness could have been incurred hereunder directly by Borrower.

          7.7  RESTRUCTURE.    Make  any  change in  Borrower's  or  Guarantor's
financial structure, the principal nature of Borrower's or Guarantor's business operations, or the date of its fiscal year.

          7.8  PREPAYMENTS.   Except in connection with  a refinancing permitted
by Section 7.1(d), or those required or permitted by this Agreement, prepay any Indebtedness owing to any third Person.

          7.9  CHANGE OF  CONTROL.    Cause,  permit,  or  suffer,  directly  or
indirectly, any Change of Control.

          7.10 CAPITAL EXPENDITURES. Make any capital expenditure, or any commitment therefor, in excess of Two Million Dollars ($2,000,000) for any individual transaction or where the aggregate amount of such capital expenditures, made or committed for in any fiscal year, is in excess of Ten Million Dollars ($10,000,000). The foregoing notwithstanding, Borrower shall be entitled to purchase or lease on a capitalized lease basis all or any portion of those twenty-one looms that it currently leases on an operating lease basis from Toyota Tsusho America.

          7.11 BILL AND HOLDS. Sell, or cause, suffer, or permit Guarantor to sell, any Inventory on bill and hold terms of sale. Consign, or cause, suffer, or permit Guarantor to consign, any Inventory other than in the ordinary course of its business consistent with its past practices.

          7.12 DISTRIBUTIONS. Make any distribution or declare or pay any dividends (in cash) on, or purchase, acquire, redeem, or retire any of Borrower's or Guarantor's capital stock, of any class, whether now or hereafter outstanding.

          7.13 ACCOUNTING METHODS. Except to the extent required by GAAP or the Financial Accounting Standards Board, modify or change its method of accounting or enter into, modify, or terminate any agreement currently existing, or at any time hereafter entered into with any third party accounting firm or service bureau for the preparation or storage of Borrower's or Guarantor's accounting records without said accounting firm or service bureau agreeing to provide Foothill information regarding the Collateral and the Real Property or Borrower's or Guarantor's financial condition. Borrower waives and shall cause Guarantor to waive the right to assert a confidential relationship, if any, it may have with any accounting firm or service bureau in connection with any information requested by Foothill pursuant to or in accordance with this Agreement or any other Loan Document, and agrees that Foothill may contact directly any such accounting firm or service bureau in order to obtain such information.

          7.14 INVESTMENTS. Directly or indirectly make or acquire any beneficial interest in (including stock, partnership interest, or other securities of), or make any loan, advance, or capital contribution to, any Person; provided, however that the foregoing shall not prohibit: (a) loans or advances by Borrower to Canadian Guarantor or by Canadian Guarantor to Borrower; provided, however, that the amount of all such loans or advances made by Borrower to Canadian Guarantor during the term of this Agreement shall not exceed One Million Five Hundred Thousand Dollars ($1,500,000) at any one time outstanding; (b) the maintenance of Borrower's existing beneficial interests in, or loans, advances, or capital contributions to, the Joint Venture, which as of the Old Fourth Amendment Closing Date do not exceed Three Hundred Thousand Dollars ($300,000); (c) the making or acquisition of additional beneficial interests in, or the making of additional loans, advances, or capital contributions to, the Joint Venture; provided, however, that the aggregate amount of all such investments made by Borrower during the term of this Agreement shall not exceed Six Hundred Thousand Dollars ($600,000) at any one time outstanding; provided, however, that, if the amount of Borrower's investments in the Joint Venture and guaranties on it behalf would, after giving effect to any proposed investment or guaranty, exceed Two Million Dollars ($2,000,000) then, before making such additional investment or guaranty, Borrower shall grant security interests to Foothill, pursuant to agreements in form and substance satisfactory to Foothill, in all of Borrower's investments (including, if applicable, the investment to be acquired) in the Joint Venture;
(d) the maintenance of Borrower's existing beneficial interests in, or loans, advances, or capital contributions to, NSC-UK, which as of the Original Closing Date do not exceed the Original Closing Date UK Investment Amount; and (e) the making or acquisition of additional beneficial interests in, or the making of additional loans, advances, or capital contributions to, NSC-UK (including without limitation the intercompany loan referred to in the second proviso of
Section 7.17); provided, however, that (i) the aggregate outstanding amount of all such investments (including loans, advances, and capital contributions) made by Borrower in NSC-UK, whether as of the Original Closing Date or during the term of this Agreement, shall not at any time exceed the sum of the Original Closing Date UK Investment Amount plus the then applicable UK Borrowing Base Component, and (ii) all claims of Borrower against NSC-UK with respect to such any such investments shall be unsecured, shall be evidenced by book entries, shall not be evidenced by promissory notes or negotiable instruments, and shall be subordinated to the Obligations of NSC-UK to Foothill pursuant to the NSC-UK Subordination Agreement.

          7.15 TRANSACTIONS WITH AFFILIATES. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for transactions that are in the ordinary course of Borrower's or Guarantor's business, upon fair and reasonable terms, that are fully disclosed to Foothill, and that are no less favorable to Borrower or Guarantor, as applicable, than would be obtained in arm's length transaction with a non-Affiliate.

          7.16 SUSPENSION. Suspend or go out of a substantial portion of its business, or cause, suffer, or permit Guarantor to do the same.

          7.17 USE OF PROCEEDS. Use the proceeds of the advances made hereunder for any purpose other than: (a) to pay transactional costs and expenses incurred in connection with this Agreement; (b) consistent with the terms and conditions hereof, for its lawful and permitted corporate purposes; provided, however, that, on the Old Fourth Amendment Closing Date, the proceeds of a revolving advance by Foothill to Borrower in an amount equal to the Midland Bank Payoff Amount shall be used by Borrower to make an unsecured intercompany open account loan to NSC-UK, which shall in turn be used by NSC-UK to pay off its obligations to Midland Bank.

          7.18 CHANGE IN LOCATION OF CHIEF EXECUTIVE OFFICE; INVENTORY AND EQUIPMENT WITH BAILEES. Borrower covenants and agrees that it will not, and will not permit Guarantor to, without thirty (30) days prior written notification to Foothill, relocate its or Guarantor's chief executive office to a new location and so long as, at the time of such written notification, Borrower or Guarantor, as applicable, provides any financing statements or fixture filings necessary to perfect and continue perfected Foothill's security interests and also provides to Foothill a landlord's waiver in form and substance satisfactory to Foothill. The Inventory and Equipment shall not at any time now or hereafter be stored with a bailee, warehouseman, or similar party without Foothill's prior written consent.

     8.   EVENTS OF DEFAULT.

          Any one or more of the following events shall constitute an event of default (each, an "Event of Default") under this Agreement:

          8.1 If Borrower fails to pay when due and payable or when declared due and payable, any portion of the Obligations (whether of principal, interest (including any interest which, but for the provisions of the Bankruptcy Code, would have accrued on such amounts), fees and charges due Foothill, reimbursement of Foothill Expenses, or other amounts constituting Obligations) unless in any case under this Section 8.1 (except as set forth in the following proviso) such payment is made within five days after the date such payment was first due; provided, however, that the five day grace period set forth herein shall not apply to (i) Overadvances that are not caused by the charging of interest or Foothill Expenses to Borrower's loan account with Foothill, or (ii) any payment obligation that arises in connection with or as a result of any fraudulent act, deceit, or intentional or grossly negligent misrepresentation on the part of Borrower;

          8.2 (a) If Borrower fails or neglects to perform, keep, or observe any term, provision, condition, covenant, or agreement contained in Sections 6.3, 6.7, and 6.9 of this Agreement and such failure continues for a period of five (5) days from the date of such failure or neglect; (b) If Borrower fails or neglects to perform, keep, or observe any term, provision, condition, covenant, or agreement contained in Sections 6.2, 6.4, 6.5, 6.6, 6.10, 6.11, 6.15, 6.16,
6.17, or 6.18 of this Agreement and such failure continues for a period of fifteen (15) days from the date of such failure or neglect; or (c) If Borrower fails or neglects to perform, keep, or observe any other term, provision, condition, covenant, or agreement contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between Borrower and Foothill (other than any such term, provision, condition, covenant, or agreement that is the subject of another provision of this Article 8);

          8.3 If there is, in Foothill's judgment, a material impairment of the prospect of repayment of any portion of the Obligations owing to Foothill or a material impairment of the value or priority of Foothill's security interests in any of the Worldwide Collateral or the Real Property;

          8.4 If any material portion of Borrower's properties or assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any third Person;

          8.5  If an Insolvency Proceeding is commenced by Borrower;

          8.6 If an Insolvency Proceeding is commenced against Borrower and any of the following events occur: (a) Borrower consents to the institution of the Insolvency Proceeding against it; (b) the petition commencing the Insolvency Proceeding is not timely controverted; provided, however, that, during the pendency of such period, Foothill shall be relieved of its obligation to make additional advances or issue additional L/Cs or L/C Guarantees hereunder;
(c) the petition commencing the Insolvency Proceeding is not dismissed within forty-five (45) calendar days of the date of the filing thereof; provided, however, that, during the pendency of such period, Foothill shall be relieved of its obligation to make additional advances or issue additional L/Cs or L/C Guarantees hereunder; (d) an interim trustee is appointed to take possession of all or a substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, Borrower; or (e) an order for relief shall have been issued or entered therein;

          8.7 If Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs;

          8.8 (a) If a notice of lien, levy, or assessment is filed of record with respect to any of Borrower's assets by the United States Government, or any department, agency, or instrumentality thereof, or if any taxes or debts owing at any time hereafter to the United States Government, or any department, agency, or instrumentality thereof, becomes a lien, whether choate or otherwise, upon any of Borrower's properties and assets; or (b) if a notice of lien, levy, or assessment is filed of record with respect to any material portion of Borrower's assets by any state, county, municipal, or governmental agency, or if any taxes or debts in an aggregate amount of $100,000, or more, owing at any time hereafter to any one or more of such entities becomes a lien, whether choate or otherwise, upon any of Borrower's properties or assets and the same is not paid on the payment date thereof;

          8.9 If a judgment or other claim becomes a lien or encumbrance upon any material portion of Borrower's properties or assets;

          8.10 If there is a default in any material agreement to which Borrower is a party with one or more third Persons resulting in a right by such third Persons, irrespective of whether exercised, to accelerate the maturity of Borrower's obligations thereunder, which default is continuing and has not been cured or waived;

          8.11 If Borrower makes any payment on account of Indebtedness that has been contractually subordinated in right of payment to the payment of the Obligations, except to the extent such payment is permitted by the terms of the subordination provisions applicable to such Indebtedness;

          8.12 If any material misstatement or misrepresentation exists, at the time when made, whether made now or hereafter in any warranty, representation, statement, or report made to Foothill by Borrower or Guarantor or any officer, employee, agent, or director of Borrower or Guarantor, or if any such warranty or representation is withdrawn;

          8.13 If the obligation of Guarantor or other third Person under any Loan Document is limited or terminated by operation of law or by Guarantor or other third Person thereunder, or Guarantor or any other such third Person becomes the subject of an Insolvency Proceeding; or

          8.14 With respect to any Plan, the occurrence of any of the following which could reasonably be expected to have a material adverse effect on the financial condition of Borrower: (i) the violation of any of the provisions of ERISA; (ii) the loss by a Plan intended to be a Qualified Plan of its qualification under Section 401(a) of the IRC; (iii) the incurrence of liability under Title IV of ERISA; (iv) a failure to make full payment when due of all amounts which, under the provisions of any Plan or applicable law, Borrower or any ERISA Affiliate is required to make; (v) the filing of a notice of intent to terminate a Plan under Sections 4041 or 4041A of ERISA; (vi) a complete or partial withdrawal of Borrower or an ERISA Affiliate from any Plan;
(vii) the receipt of a notice by the plan administrator of a Plan that the PBGC has instituted proceedings to terminate such Plan or appoint a trustee to administer such Plan; (viii) a commencement or increase of contributions to, or the adoption of or the amendment of, a Plan; and (ix) the assessment against Borrower or any ERISA Affiliate of a tax under Section 4980B of the IRC.

          8.15 If an event of default occurs under the Canadian Security Agreement or the NSC-UK Guaranty/Debenture.

     9.   FOOTHILL'S RIGHTS AND REMEDIES.

          9.1 RIGHTS AND REMEDIES. Upon the occurrence, and during the continuation, of an Event of Default Foothill may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrower:

               (a)  Declare  all   Obligations,   whether  evidenced   by   this
Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable;

               (b) Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement, under any of the Loan Documents, or under any other agreement between Borrower and Foothill;

               (c) Terminate this Agreement and any of the other Loan Documents as to any future liability or obligation of Foothill, but without affecting Foothill's rights and security interests in the Collateral or the Real Property and without affecting the Obligations;

               (d) Settle or adjust disputes and claims directly with Account Debtors for amounts and upon terms which Foothill considers advisable, and in such cases, Foothill will credit Borrower's loan account with only the net amounts received by Foothill in payment of such disputed Accounts after deducting all Foothill Expenses incurred or expended in connection therewith;

               (e) Cause Borrower to hold all returned Inventory in trust for Foothill, segregate all returned Inventory from all other property of Borrower or in Borrower's possession and conspicuously label said returned Inventory as the property of Foothill;

               (f) Without notice to or demand upon Borrower or Guarantor, make such payments and do such acts as Foothill considers necessary or reasonable to protect its security interests in the Collateral. Borrower agrees to assemble the Collateral if Foothill so requires, and to make the Collateral available to Foothill as Foothill may designate. Borrower authorizes Foothill to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien that in Foothill's determination appears to conflict with its security interests and to pay all expenses incurred in connection therewith. With respect to any of Borrower's owned premises, Borrower hereby grants Foothill a license to enter into possession of such premises and to occupy the same, without charge, for up to one hundred twenty
(120) days in order to exercise any of Foothill's rights or remedies provided herein, at law, in equity, or otherwise;

               (g) Without notice to Borrower (such notice being expressly waived), and without constituting a retention of any collateral in satisfaction of an obligation (within the meaning of Section 9505 of the Code), set off and apply to the Obligations any and all (i) balances and deposits of Borrower held by Foothill (including any amounts received in the Lockbox Accounts), or (ii) indebtedness at any time owing to or for the credit or the account of Borrower held by Foothill;

               (h) Hold, as cash collateral, any and all balances and deposits of Borrower held by Foothill, and any amounts received in the Lockbox Accounts, to secure the full and final repayment of all of the Obligations;

               (i)  Ship, reclaim,  recover,  store, finish,  maintain,  repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Foothill is hereby granted a license or other right to use, without charge, Borrower's labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and Borrower's rights under all licenses and all franchise agreements shall inure to Foothill's benefit;

               (j) Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower's premises) as Foothill determines is commercially reasonable. It is not necessary that the Collateral be present at any such sale;

               (k) Foothill shall give notice of the disposition of the Collateral as follows:

                    (1) Foothill shall give Borrower and each holder of a security interest in the Collateral who has filed with Foothill a written request for notice, a notice in writing of the time and place of public sale, or, if the sale is a private sale or some other disposition other than a public sale is to be made of the Collateral, then the time on or after which the private sale or other disposition is to be made;

                    (2) The notice shall be personally delivered or mailed, postage prepaid, to Borrower as provided in Section 12, at least five (5) days before the date fixed for the sale, or at least five (5) days before the date on or after which the private sale or other disposition is to be made; no notice needs to be given prior to the disposition of any portion of the Collateral that is perishable or threatens to decline speedily in value or that is of a type customarily sold on a recognized market. Notice to Persons other than Borrower claiming an interest in the Collateral shall be sent to such addresses as they have furnished to Foothill;

                    (3) If the sale is to be a public sale, Foothill also shall give notice of the time and place by publishing a notice one time at least five
(5) days before the date of the sale in a newspaper of general circulation in the county in which the sale is to be held;

               (l)  Foothill may credit bid and purchase at any public sale; and

               (m) Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrower. Any excess will be returned, without interest and subject to the rights of third Persons, by Foothill to Borrower.

          9.2 REMEDIES CUMULATIVE. Foothill's rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Foothill shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Foothill of one right or remedy shall be deemed an election, and no waiver by Foothill of any Event of Default shall be deemed a continuing waiver. No delay by Foothill shall constitute a waiver, election, or acquiescence by it.

     10.  TAXES AND EXPENSES.

     If Borrower fails to pay any monies (whether taxes, rents, assessments, insurance premiums, or otherwise) due to third Persons, or fails to make any deposits or furnish any required proof of payment or deposit, all as required under the terms of this Agreement, then, to the extent that Foothill determines that such failure by Borrower could have a material adverse effect on Foothill's interests in the Collateral or the Real Property, in its discretion and without prior notice to Borrower, Foothill may do any or all of the following: (a) make payment of the same or any part thereof; (b) set up such reserves in Borrower's loan account as Foothill deems necessary to protect Foothill from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type described in Section 6.12, and take any action with respect to such policies as Foothill deems prudent. Any such amounts paid by Foothill shall constitute Foothill Expenses. Any such payments made by Foothill shall not constitute an agreement by Foothill to make similar payments in the future or a waiver by Foothill of any Event of Default under this Agreement. Foothill need not inquire as to, or contest the validity of, any such expense, tax, security interest, encumbrance, or lien and the receipt of the usual official notice for the payment thereof shall be conclusive evidence that the same was validly due and owing. The foregoing to the contrary notwithstanding, Borrower and Guarantor shall not be required to pay or discharge any such assessment or tax (other than payroll taxes or any taxes that are the subject of a Federal tax lien), and Foothill shall not have the foregoing rights with respect thereto, if the validity thereof shall be the subject of a Permitted Protest.

     11.  WAIVERS; INDEMNIFICATION.

          11.1 DEMAND; PROTEST; ETC. Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Foothill on which Borrower may in any way be liable.

          11.2 FOOTHILL'S LIABILITY FOR COLLATERAL. So long as Foothill complies with its obligations, if any, under Section 9207 of the Code, Foothill shall not in any way or manner be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person. All risk of loss, damage, or destruction of the Collateral shall be borne by Borrower.

          11.3 INDEMNIFICATION. Borrower agrees to defend, indemnify, save, and hold Foothill and its officers, employees, and agents harmless against: (a) all obligations, demands, claims, and liabilities claimed or asserted by any other Person arising out of or relating to the transactions contemplated by this Agreement or any other Loan Document, and (b) all losses (including attorneys fees and disbursements) in any way suffered, incurred, or paid by Foothill as a result of or in any way arising out of, following, or consequential to the transactions contemplated by this Agreement or any other Loan Document, except, in each case, to the extent that such obligation, demand, claim, liability, or loss was caused by the gross negligence or wilful misconduct of Foothill. This provision shall survive the termination of this Agreement.

     12.  NOTICES.

          Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail, postage prepaid, return receipt requested, or by prepaid telex, TWX, telefacsimile, or telegram (with messenger delivery specified) to Borrower or to Foothill, as the case may be, at its address set forth below:

     If to Borrower:     NATIONAL-STANDARD COMPANY
                         1618 Terminal Road
                         Niles, Michigan 49120
                         Attn.:    William D. Grafer
                         David L. Lawrence

     with a copy to:     MCDERMOTT, WILL & EMERY
                         227 West Monroe Street
                         Chicago, Illinois 60606-5096
                         Attn.:    Frederick W. Axley, Esq.

     If to Foothill:     FOOTHILL CAPITAL CORPORATION
                         11111 Santa Monica Boulevard
                         Suite 1500
                         Los Angeles, California 90025-3333
                         Attn.:  Business Finance Division Manager

     with a copy to:     BROBECK, PHLEGER & HARRISON
                         550 South Hope Street
                         Los Angeles, California 90071
                         Attn.:    John Francis Hilson, Esq.

          The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other. All notices or demands sent in accordance with this Section 12, other than notices by Foothill in connection with Sections 9504 or 9505 of the Code, shall be deemed received on the earlier of the date of actual receipt or three
(3) days after the deposit thereof in the mail. Borrower acknowledges and agrees that notices sent by Foothill in connection with Sections 9504 or 9505 of the Code shall be deemed sent when deposited in the mail or transmitted by telefacsimile or other similar method set forth above.

     13.  CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

          THE VALIDITY OF THIS AGREEMENT, ITS CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT, AND THE RIGHTS OF THE PARTIES HERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR RELATED HERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA. THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF LOS ANGELES, STATE OF CALIFORNIA; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT FOOTHILL'S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE FOOTHILL ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. EACH OF BORROWER AND FOOTHILL WAIVES, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS
SECTION 13. BORROWER AND FOOTHILL HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. BORROWER AND FOOTHILL REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

     14.  DESTRUCTION OF BORROWER'S DOCUMENTS.

          All documents, schedules, invoices, agings, or other papers delivered to Foothill may be destroyed or otherwise disposed of by Foothill four (4) months after they are delivered to or received by Foothill, unless Borrower requests, in writing, the return of said documents, schedules, or other papers and makes arrangements, at Borrower's expense, for their return.

     15.  GENERAL PROVISIONS.

          15.1 EFFECTIVENESS.    This  Agreement  shall be  binding  and  deemed
effective when executed by Borrower and Foothill.

          15.2 SUCCESSORS AND ASSIGNS. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, however, that Borrower may not assign this Agreement or any rights or duties hereunder without Foothill's prior written consent and any prohibited assignment shall be absolutely void. No consent to an assignment by Foothill shall release Borrower from its Obligations. Foothill may assign this Agreement and its rights and duties hereunder; provided, however, that, in the event that the rights and duties of Foothill hereunder are assigned (other than in connection with the sale or merger of Foothill or the sale of a substantial portion of its loan portfolio), Foothill shall not make any such assignment without the prior written consent of Borrower, which consent shall not be unreasonably withheld. Foothill reserves the right to sell, assign, transfer, negotiate, or grant participations in all or any part of, or any interest in Foothill's rights and benefits hereunder. In connection with any such assignment or participation, Foothill may disclose all documents and information which Foothill now or hereafter may have relating to Borrower or Borrower's business. To the extent that Foothill assigns its rights and obligations hereunder to a third Person, Foothill thereafter shall be released from such assigned obligations to Borrower and such assignment shall effect a novation between Borrower and such third Person.

          15.3 SECTION HEADINGS.    Headings and  numbers  have been  set  forth
herein for convenience only. Unless the contrary is compelled by the context, everything contained in each section applies equally to this entire Agreement.

          15.4 INTERPRETATION. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against Foothill or Borrower, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all parties hereto.

          15.5 SEVERABILITY  OF PROVISIONS.   Each  provision of  this Agreement
shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

          15.6 AMENDMENTS IN  WRITING.   This  Agreement  cannot be  changed  or
terminated  orally.    All  prior  agreements,  understandings, representations,
warranties, and negotiations, if any, are merged into this Agreement.

          15.7 COUNTERPARTS; TELEFACSIMILE EXECUTION. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile shall be equally as effective as delivery of a manually executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile also shall deliver a manually executed counterpart of this Agreement but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

          15.8 REVIVAL AND REINSTATEMENT OF OBLIGATIONS. If the incurrence or payment of the Obligations by Borrower or Guarantor of the Obligations or the transfer by either or both of such parties to Foothill of any property of either or both of such parties should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors' rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, and other voidable or recoverable payments of money or transfers of property (collectively, a "Voidable Transfer"), and if Foothill is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that Foothill is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of Foothill related thereto, the liability of Borrower or Guarantor automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

          15.9 REFERENCES TO EXISTING LOAN AGREEMENT. Upon the execution and delivery of this Agreement, each reference in the Loan Documents (other than this Agreement) to the "Loan Agreement", "thereunder", "therein", "thereof", or words of like import referring to the Existing Loan Agreement shall mean and refer to this Agreement.

          15.10 INTEGRATION. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, whether before or after the date hereof.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written and delivered in Los Angeles, California.


                              FOOTHILL CAPITAL CORPORATION,
                              a California corporation



                              By__________________________
                              Title:_______________________


                              NATIONAL-STANDARD COMPANY,
                              an Indiana corporation



                              By__________________________
                              Title:_______________________










                AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT




                                 BY AND BETWEEN



                            NATIONAL-STANDARD COMPANY


                                       AND


                          FOOTHILL CAPITAL CORPORATION





                         DATED AS OF SEPTEMBER 17, 1997













                                TABLE OF CONTENTS


                                                                         Page(s)

1.   DEFINITIONS AND CONSTRUCTION.  . . . . . . . . . . . . . . . . . . . .    1
     1.1  Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
     1.2  Accounting Terms  . . . . . . . . . . . . . . . . . . . . . . . .   21
     1.3  Code  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
     1.4  Construction  . . . . . . . . . . . . . . . . . . . . . . . . . .   22
     1.5  Schedules and Exhibits. . . . . . . . . . . . . . . . . . . . . .   22

2.   LOAN AND TERMS OF PAYMENT  . . . . . . . . . . . . . . . . . . . . . .   22
     2.1  Revolving Advances. . . . . . . . . . . . . . . . . . . . . . . .   22
     2.2  Letters of Credit and Letter of Credit Guarantees.  . . . . . . .   23
     2.3  Equipment/Real Property  Term Loan, and  New Equipment Term  Loan
          Commitment; Voluntary Prepayment; Mandatory Prepayment  . . . . .   25
     2.4  Overadvances  . . . . . . . . . . . . . . . . . . . . . . . . . .   29
     2.5  Interest:  Rates, Payments, and Calculations  . . . . . . . . . .   29
     2.6  Crediting Payments; Application of Collections  . . . . . . . . .   31
     2.7  Statements of Obligations . . . . . . . . . . . . . . . . . . . .   32
     2.8  Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32

3.   CONDITIONS; TERM OF AGREEMENT  . . . . . . . . . . . . . . . . . . . .   33
     3.1 Conditions Precedent to Initial Advance, Initial L/C or L/C Guaranty, the Equipment/Real Property Term Loan, or Initial
          Funding under the New Equipment Term Loan Commitment  . . . . . .   33
     3.2 Conditions Precedent to All Advances, L/Cs, L/C Guarantees, the Equipment/Real Property Term Loan, or Fundings under the New
          Equipment Term Loan Commitment. . . . . . . . . . . . . . . . . .   35
     3.3 Conditions Subsequent to All Advances, L/Cs, L/C Guarantees, the Equipment/Real Property Term Loan, and Fundings under the New
          Equipment Term Loan Commitment. . . . . . . . . . . . . . . . . .   36
     3.4  Term  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36
     3.5  Effect of Termination . . . . . . . . . . . . . . . . . . . . . .   36
     3.6  Early Termination by Borrower . . . . . . . . . . . . . . . . . .   36
     3.7  Termination Upon Event of Default . . . . . . . . . . . . . . . .   37

4.   CREATION OF SECURITY INTEREST  . . . . . . . . . . . . . . . . . . . .   37
     4.1  Grant of Security Interest  . . . . . . . . . . . . . . . . . . .   37
     4.2  Negotiable Collateral . . . . . . . . . . . . . . . . . . . . . .   37
     4.3  Collection   of   Accounts,   General   Intangibles,   Negotiable
          Collateral  . . . . . . . . . . . . . . . . . . . . . . . . . . .   37
     4.4  Delivery of Additional Documentation Required . . . . . . . . . .   38
     4.5  Power of Attorney . . . . . . . . . . . . . . . . . . . . . . . .   38
     4.6  Right to Inspect  . . . . . . . . . . . . . . . . . . . . . . . .   39

5.   REPRESENTATIONS AND WARRANTIES   . . . . . . . . . . . . . . . . . . .   39
     5.1  No Prior Encumbrances . . . . . . . . . . . . . . . . . . . . . .   39
     5.2  Eligible Accounts . . . . . . . . . . . . . . . . . . . . . . . .   39
     5.3  Eligible Inventory  . . . . . . . . . . . . . . . . . . . . . . .   39
     5.4  Location of Inventory and Equipment . . . . . . . . . . . . . . .   40
     5.5  Inventory Records . . . . . . . . . . . . . . . . . . . . . . . .   40
     5.6  Location of Chief Executive Office; FEIN  . . . . . . . . . . . .   40
     5.7  Due Organization and Qualification; Subsidiaries  . . . . . . . .   40
     5.8  Due Authorization; No Conflict  . . . . . . . . . . . . . . . . .   40
     5.9  Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
     5.10   . . No Material Adverse Change in Financial Condition . . . . .   41
     5.11   . . . . . . . . . . . . . . . . . . . . . .  Solvency . . . . .   41
     5.12   . . . . . . . . . . . . . . . . . . Employee Benefits . . . . .   41
     5.13   . . . . . . . . . . . . . . . Environmental Condition . . . . .   42
     5.14   . . . . . . . . . .  Reliance by Foothill; Cumulative . . . . .   43

6.   AFFIRMATIVE COVENANTS.   . . . . . . . . . . . . . . . . . . . . . . .   44
     6.1  Accounting System . . . . . . . . . . . . . . . . . . . . . . . .   44
     6.2  Collateral Reports  . . . . . . . . . . . . . . . . . . . . . . .   44
     6.3  Schedules of Accounts . . . . . . . . . . . . . . . . . . . . . .   44
     6.4  Financial Statements, Reports, Certificates . . . . . . . . . . .   44
     6.5  Tax Returns . . . . . . . . . . . . . . . . . . . . . . . . . . .   46
     6.6  Guarantor Reports . . . . . . . . . . . . . . . . . . . . . . . .   46
     6.7  Designation of Inventory  . . . . . . . . . . . . . . . . . . . .   46
     6.8  Returns.  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   47
     6.9  Title to Equipment  . . . . . . . . . . . . . . . . . . . . . . .   47
     6.10 Maintenance of Equipment  . . . . . . . . . . . . . . . . . . . .   47
     6.11 Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   47
     6.12 Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . .   48
     6.13 Financial Covenants . . . . . . . . . . . . . . . . . . . . . . .   48
     6.14 No Setoffs or Counterclaims . . . . . . . . . . . . . . . . . . .   49
     6.15 Location of Inventory and Equipment . . . . . . . . . . . . . . .   49
     6.16 Compliance with Laws  . . . . . . . . . . . . . . . . . . . . . .   49
     6.17 Employee Benefits . . . . . . . . . . . . . . . . . . . . . . . .   49
     6.18 Leases  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   50

7.   NEGATIVE COVENANTS   . . . . . . . . . . . . . . . . . . . . . . . . .   50
     7.1  Indebtedness  . . . . . . . . . . . . . . . . . . . . . . . . . .   51
     7.2  Liens . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   51
     7.3  Restrictions on Fundamental Changes . . . . . . . . . . . . . . .   51
     7.4  Extraordinary Transactions and Disposal of Assets . . . . . . . .   52
     7.5  Change Name . . . . . . . . . . . . . . . . . . . . . . . . . . .   52
     7.6  Guarantee . . . . . . . . . . . . . . . . . . . . . . . . . . . .   52
     7.7  Restructure . . . . . . . . . . . . . . . . . . . . . . . . . . .   52
     7.8  Prepayments . . . . . . . . . . . . . . . . . . . . . . . . . . .   52
     7.9  Change of Control . . . . . . . . . . . . . . . . . . . . . . . .   52
     7.10 Capital Expenditures  . . . . . . . . . . . . . . . . . . . . . .   52
     7.11 Bill and Holds  . . . . . . . . . . . . . . . . . . . . . . . . .   53
     7.12 Distributions . . . . . . . . . . . . . . . . . . . . . . . . . .   53
     7.13 Accounting Methods  . . . . . . . . . . . . . . . . . . . . . . .   53
     7.14 Investments . . . . . . . . . . . . . . . . . . . . . . . . . . .   53
     7.15 Transactions with Affiliates  . . . . . . . . . . . . . . . . . .   54
     7.16 Suspension  . . . . . . . . . . . . . . . . . . . . . . . . . . .   54
     7.17 Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . .   54
     7.18 Change in Location of Chief Executive Office; Inventory and Equipment
          with Bailees  . . . . . . . . . . . . . . . . . . . . . . . . . .   54

8.   EVENTS OF DEFAULT  . . . . . . . . . . . . . . . . . . . . . . . . . .   55

9.   FOOTHILL'S RIGHTS AND REMEDIES   . . . . . . . . . . . . . . . . . . .   57
     9.1  Rights and Remedies . . . . . . . . . . . . . . . . . . . . . . .   57
     9.2  Remedies Cumulative . . . . . . . . . . . . . . . . . . . . . . .   59

10.  TAXES AND EXPENSES   . . . . . . . . . . . . . . . . . . . . . . . . .   60

11.  WAIVERS; INDEMNIFICATION   . . . . . . . . . . . . . . . . . . . . . .   60
     11.1   Demand; Protest; etc. . . . . . . . . . . . . . . . . . . . . .   60
     11.2   Foothill's Liability for Collateral . . . . . . . . . . . . . .   60
     11.3   Indemnification . . . . . . . . . . . . . . . . . . . . . . . .   60

12.  NOTICES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   61

13.  CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER   . . . . . . . . . . . . .   62

14.  DESTRUCTION OF BORROWER'S DOCUMENTS  . . . . . . . . . . . . . . . . .   62

15.  GENERAL PROVISIONS   . . . . . . . . . . . . . . . . . . . . . . . . .   63
     15.1   Effectiveness . . . . . . . . . . . . . . . . . . . . . . . . .   63
     15.2   Successors and Assigns  . . . . . . . . . . . . . . . . . . . .   63
     15.3   Section Headings  . . . . . . . . . . . . . . . . . . . . . . .   63
     15.4   Interpretation  . . . . . . . . . . . . . . . . . . . . . . . .   63
     15.5   Severability of Provisions  . . . . . . . . . . . . . . . . . .   63
     15.6   Amendments in Writing . . . . . . . . . . . . . . . . . . . . .   63
     15.7   Counterparts; Telefacsimile Execution . . . . . . . . . . . . .   64
     15.8   Revival and Reinstatement of Obligations  . . . . . . . . . . .   64
     15.9   References to Existing Loan Agreement . . . . . . . . . . . . .   64
     15.10  Integration . . . . . . . . . . . . . . . . . . . . . . . . . .   65


      SCHEDULES


Schedule A-1                  Abandoned Equipment
Schedule E-1                  Eligible Inventory
Schedule P-1                  Permitted Liens
Schedule R-1                  Real Property
Schedule 5.9                  Litigation
Schedule 5.12                 Employee Benefits
Schedule 6.15                 Location of Inventory and Equipment

      EXHIBITS

Exhibit C-1                   Form of Consignment Agreement
Exhibit C-2                   Form of Copyright Security Agreement
Exhibit E-1                   Form of Equipment/Real Property Term Note
Exhibit G-1                   Form of Guaranty
Exhibit L-1                   LIBOR Supplement
Exhibit N-1                   Form of New Equipment Term Note
Exhibit P-1                   Form of Patent Security Agreement
Exhibit P-2                   Pound Advance Supplement
Exhibit R-1                   Form of Reaffirmation Agreement
Exhibit S-1                   Form of Security Agreement
Exhibit S-2                   Form of Stock Pledge Agreement
Exhibit T-1                   Form of Trademark Security Agreement
Exhibit W-1                   Form of Existing Warrant
Exhibit W-2                   Form of Warrant Amendment